SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Integrated Device Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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INTEGRATED DEVICE TECHNOLOGY, INC.

________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 15, 2011
________________

     We will hold the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), on Thursday, September 15, 2011, at 11:00 a.m., local time, at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California, for the following purposes:

1.	To elect John Schofield, Lewis Eggebrecht, Umesh Padval, Gordon Parnell, Donald Schrock, Ron Smith, Ph.D., and Theodore L. Tewksbury III, Ph.D. as members of our Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the proxy statement accompanying this notice (the “Proxy Statement”) pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”);

3.	To approve, on a non-binding, advisory basis, whether a Say-on-Pay vote should occur every one (1) year, every two (2) years or every three (3) years;

4.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending April 1, 2012; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement.

     Stockholders of record on July 27, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

     The majority of the Company’s outstanding shares must be represented at the Annual Meeting (in person or by proxy) to transact business. To assure proper representation at the Annual Meeting, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. Your proxy will not be used if you revoke it either before or at the Annual Meeting.

San Jose, California
July 27, 2011

By Order of the Board of Directors,

J. Vincent Tortolano
Secretary

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

INTEGRATED DEVICE TECHNOLOGY, INC.
6024 Silver Creek Valley Road
San Jose, California 95138
(408) 284-8200

____________________

2011 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
____________________

July 27, 2011

     The accompanying proxy is solicited on behalf of the Board of Directors of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, September 15, 2011, at 11:00 a.m., local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138. Only holders of record of the Company’s common stock as of the close of business on July 27, 2011 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 146,255,305 shares of common stock outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business.

     This Proxy Statement and the accompanying form of proxy will be first mailed to stockholders on or about August 5, 2011. An Annual Report on Form 10-K for the fiscal year ended April 3, 2011 and Amendment No. 1 to the Annual Report on Form 10-K/A, together with an Annual Report Wrap, are being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders of record as of the Record Date. The Annual Report on Form 10-K, Amendment No. 1 on Form 10-K/A and the Annual Report Wrap are not incorporated by reference into this Proxy Statement and are not considered proxy solicitation material.

VOTING RIGHTS AND SOLICITATION OF PROXIES

     Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date, except that in the election of directors, each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected. The stockholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No stockholder will be entitled to cumulate votes for a candidate, however, unless that candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Annual Meeting, prior to the voting, of an intention to cumulate votes. In such an event, the proxy holder may allocate among the director nominees, if more than one, the votes represented by proxies in the proxy holder’s sole discretion.

     The directors in Proposal No. 1 will be elected by a plurality of the votes cast. Abstentions will have no effect with regard to Proposal No. 1, because approval of a percentage of shares present or outstanding is not required for Proposal No. 1. Broker non-votes will have no effect on the outcome of Proposal No. 1.

     Proposal No. 2 and Proposal No. 4 each require for approval the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions have the same effect as a vote against Proposals No. 2 and No. 4. Broker non-votes will have no effect on the outcome of Proposals No. 2 and 4.

     With respect to Proposal No. 3, the option of every one year, every two years or every three years that receives the affirmative vote of the holders of a majority in voting power of the shares of the Company’s common stock which are present in person or by proxy and entitled to vote on such proposal, will be determined to be the stockholders’ recommended frequency for future advisory votes on executive compensation. If none of the frequency alternatives (one year, two years or three years) receives a majority vote, IDT will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by its stockholders. Abstentions have the same effect as a vote against Proposal No. 3. Broker non-votes will have no effect on the outcome of Proposal No. 3.

     Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked prior to the vote) will be voted at the Annual Meeting: (1) FOR the election of the director nominees listed in Proposal No. 1; (2) FOR the approval, on a non-binding, advisory basis, of the executive compensation of our named executive officers (“NEOs”) in Proposal No. 2 (“Say-on-Pay”); (3) FOR every ONE YEAR on a non-binding, advisory basis as the frequency of future Say-on-Pay votes in Proposal No. 3; and (4) FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in Proposal No. 4.

     Because votes on Proposals No. 2 and 3 are advisory, they will not be binding on the Board of Directors, the compensation committee of the Board of Directors or IDT. With respect to Proposal No. 2, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation. With respect to Proposal No. 3, the Board of Directors may decide that it is in the best interests of IDT and its stockholders to hold a stockholder advisory vote on executive compensation more or less frequently than the option recommended by stockholders.

     All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes, except for Proposal No. 3, in which case the inspector of election will separately tabulate the votes for every one year, every two years and every three years, abstentions and broker non-votes. Abstentions will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

     The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, certain officers or employees of the Company and/or its agents may also solicit proxies by mail, telephone and facsimile or in person. No additional compensation will be paid to such officers, regular employees or agents of the Company for such services. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company’s common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses.

     Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

REVOCABILITY OF PROXIES

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked prior to the vote and exercise of the proxy by: (i) a written notice delivered to the Company stating that the proxy is revoked, (ii) a subsequent proxy that is signed by the person who signed the earlier proxy and that is presented at the Annual Meeting or (iii) attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming such stockholder’s beneficial ownership of the shares.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may submit to the Board of Directors proposals to be considered for inclusion in next year’s proxy statement for the Annual Meeting in 2012. Your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, and must be received no later than April 7, 2012; provided, however, that if the date of our 2012 Annual Meeting is not within 30 days before or after September 15, 2012, then your proposal must be received no later than a reasonable time before we begin to print and send our proxy materials for the 2012 Annual Meeting.

     Our Amended and Restated Bylaws (“Bylaws”) also provide for separate advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than May 18, 2012 and no later than June 17, 2012; provided, however, that if the date of our 2012 Annual Meeting is not within 30 days before or 60 days after September 15, 2012, the notice must be delivered no earlier than 120 days before the 2012 Annual Meeting and no later than 90 days before the 2012 Annual Meeting, or no later than the 10th day following the day on which the first public announcement of the date of the 2012 Annual Meeting was made. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. For more information on stockholder nominations for director, see “Consideration of Stockholder Nominees for Director” below. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

     The rules of the Securities and Exchange Commission (the “SEC”) and our Bylaws also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the Annual Meeting in 2012 is June 17, 2012.

     The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Bylaws. Our Bylaws were filed with the SEC and can be viewed by visiting the SEC’s website at http://www.sec.gov. You may also obtain a copy by writing to our Secretary at our principal executive offices located at 6024 Silver Creek Valley Road, San Jose, California 95138.

CONSIDERATION OF STOCKHOLDER NOMINEES FOR DIRECTOR

     The Nominating & Governance Committee of our Board of Directors will consider properly submitted stockholder nominations for candidates to serve on our Board of Directors. Pursuant to our Bylaws, a stockholder who wishes to nominate persons for election to the Board of Directors at the 2012 Annual Meeting must be a stockholder of record when it gives the Company notice, must be entitled to vote at the meeting and must comply with the notice provisions in our Bylaws. A stockholder’s notice must be delivered to the Company’s Secretary by the close of business not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. For our 2012 Annual Meeting, the notice must be delivered between May 18, 2012, and June 17, 2012. However, if the date of our 2012 Annual Meeting is not within 30 days before or 60 days after September 15, 2012, the notice must be delivered no earlier than 120 days before the 2012 Annual Meeting and no later than 90 days before the 2012 Annual Meeting, or no later than the 10th day following the day on which the first public announcement of the date of the 2012 Annual Meeting was made.

     The stockholder’s notice must include the following information, for the person proposed to be nominated: (1) his or her name, age, nationality, business and residence addresses; (2) his or her principal occupation and employment; (3) the class and number of shares of stock owned beneficially or of record by him or her; and (4) any other information required to be disclosed in a proxy statement or otherwise required by the Exchange Act. The stockholder’s notice must also include the following information, for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) their names and addresses; (2) the class and number of shares of stock owned beneficially and of record by them; (3) a description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made; (4) a representation that they intend to appear in person or by proxy at the

2012 Annual Meeting to nominate the person named in the notice; (5) a representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and (6) any other information that would be required to be included in a proxy statement or otherwise required by the Exchange Act or by the Company’s Bylaws.

     The chairman of the meeting will determine if the procedures in the Bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our Bylaws, the Nominating & Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other board nominee candidate and will recommend to the Board of Directors whether or not the stockholder nominee should be nominated by the Board of Directors and included in our proxy statement. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating & Governance Committee in connection with its evaluation.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS OR NON-MANAGEMENT DIRECTORS

     Stockholders who wish to communicate with our Board of Directors or with only the non-management directors serving on our Board of Directors may send their communications in writing to: Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, Attention: Secretary. The Secretary of the Company will forward these communications to the Chairman of the Board of Directors if the Chairman is a non-employee director, or otherwise to the Lead Independent Director of the Board of Directors. Stockholders should direct their communications to either the Board of Directors or the Chairman of the Board of Directors. Communications will not be forwarded to the Chairman of the Board of Directors unless the stockholder submitting the communication identifies itself by name and sets out the class and number of shares of stock owned by it, beneficially or of record.

Important Notice Regarding Internet Availability of Proxy Materials for the 2011 Annual Meeting of
Stockholders:
     The Notice and Proxy Statement, Annual Report on Form 10-K for the fiscal year ended April 3, 2011 and Amendment No. 1 to the Annual Report on Form 10-K/A are available at www.edocumentview.com/IDTI.

CODE OF BUSINESS ETHICS

     The Company has adopted a Code of Business Ethics that applies to all of our directors, officers, employees and representatives. The Code of Business Ethics is available on our website at http://ir.idt.com/governance.cfm. If the Company makes any substantive amendments to the Code of Business Ethics or grants any waiver from a provision of the Code of Business Ethics to any of our directors or officers, the Company will promptly disclose the nature of the amendment or waiver on the Company’s website.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     Our Board of Directors consists of seven members. Our Board of Directors has nominated each of John Schofield, Lewis Eggebrecht, Umesh Padval, Gordon Parnell, Donald Schrock, Ron Smith, Ph.D. and Theodore L. Tewksbury III, Ph.D. for re-election to the Board of Directors. All of the nominees listed below are currently serving on the Board of Directors and each has indicated a willingness to continue serving if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. In the event that any nominee becomes unable or declines to serve as a director, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy, or the Board of Directors may reduce the authorized number of directors in accordance with the Company’s Restated Certificate of Incorporation, as amended, and its Bylaws. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting or until a successor has been duly elected and qualified.

Nominees

     The names of the nominees and certain information about them, as of July 27, 2011, are set forth below:

Name of Nominee	Age	Position with Company	Director Since
John Schofield (2)(3)	62	Chairman of the Board of Directors	2001
Lewis Eggebrecht (2)(3)	67	Director	2005
Umesh Padval (1)(2)	53	Director	2008
Gordon Parnell (1)(3)	61	Director	2008
Donald Schrock (1) (3)	65	Director	2009
Ron Smith, Ph.D. (1)(2)	61	Director	2004
Theodore L. Tewksbury III, Ph.D.	54	Director, President and Chief Executive	2008
		Officer
____________________

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating & Governance Committee.

     Mr. Schofield has been a director of the Company since April 2001 and has served as the Chairman of the Board of Directors since January 2008. Mr. Schofield brings to IDT extensive experience in the areas of executive management, global sales and marketing, risk analysis, corporate governance and administration. Mr. Schofield’s experience is especially relevant to his roles as Chairman of the Board and the Nominating & Governance Committee. Mr. Schofield has been a private investor since his retirement from Tellabs, Inc. (“Tellabs”) in January 2005. Mr. Schofield served as the Chief Executive Officer and President of Advanced Fibre Communications, Inc. (“AFC”) from 1999 until the acquisition of AFC by Tellabs on November 30, 2004, at which time AFC became the Access Division of Tellabs. Mr. Schofield also served as a member of the board of directors of AFC, and in October 2001, he was elected to the position of chairman of the board of directors of AFC. From 1992 to 1999, Mr. Schofield served as Senior Vice President, and later, President, of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions and integration services for broadband and multiservice networks. Mr. Schofield also serves as a director of Sonus Networks, Inc., a supplier of telecommunications network equipment and services. Mr. Schofield is a 2011 National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors – a rigorous suite of courses spanning leading practices for boards and committees. Mr. Schofield supplements his board leadership skills through ongoing engagement with the director community and access to leading practices. Mr. Schofield holds a Bachelor of Science degree in electrical engineering from NSW Institute of Technology in Sydney, Australia.

     Mr. Eggebrecht has been a director of the Company since September 2005 and brings to IDT extensive experience in personal computer architecture, integrated circuit design and networking, wireless and timing technologies. Mr. Eggebrecht joined the Board of Directors as part of the Company’s merger with Integrated Circuit Systems Inc. (“ICS”), where he had been a director since May 2003. Mr. Eggebrecht served as Vice President and Chief Scientist of ICS from 1998 through May 2003. Mr. Eggebrecht has held various other technical and executive management positions for more than 30 years, including 15 years at IBM as a small systems architect, Phillips Semiconductor as Chief Multimedia Architect, S3 as Graphics Architect, and Commodore and DGM&S as Vice President of Engineering. While at IBM, Mr. Eggebrecht was the Chief Architect and Design Team Leader on the original IBM PC He has also previously served on a number of public and private boards, including currently, as Chairman of the Board for three private companies, BEW Global, an Internet Security company, and LCE Investments and Colorado Restorations, residential and commercial property management companies. Mr. Eggebrecht holds a B.S.E.E. from Michigan Technological University, and has conducted advanced degree studies at Michigan Technological University and the University of Minnesota. Mr. Eggebrecht hold 6 patents on the IBM PC and has authored 2 books on PC architecture, over 20 IBM Technical Disclosure Bulletins and Trade press Articles. Mr. Eggebrecht is a member of NACD and has completed NACD Director Training.

     Mr. Padval has been a director of the Company since October 2008. Mr. Padval currently serves as an Operating Partner at Bessemer Venture Partners. Mr. Padval brings to IDT more than 25 years of experience in marketing, sales, and general management in high tech industries, including computing, mobile communications, and consumer digital entertainment. Mr. Padval also has extensive global experience, having established R&D centers in both China and India for C-Cube Microsystems Incorporated (“C-Cube”) and LSI Logic Corporation (“LSI”). From August 2004 to August 2007, Mr. Padval served as Executive Vice President of the Consumer Products Group at LSI, and from June 2001 to August 2004, Senior Vice President of the Broadband Entertainment Division at LSI. Mr. Padval served as the Chief Executive Officer and Director of C-Cube from May 2000 until June 2001, when C-Cube was sold to LSI, and prior to that, as President of the Semiconductor Division of C-Cube from October 1998 to May 2000. Prior to joining C-Cube, Mr. Padval held senior management positions at VLSI Technology, Inc. and Advanced Micro Devices, Inc. He currently serves on the boards of several private companies, including Avnera Corporation, a fabless semiconductor supplier of analog Systems-on-Chip (SoC) technology for high-fidelity consumer applications, Berkeley Design Automation, an analog EDA company, Avalanche Technologies, a non-volatile magnetic memory company, Exclara, an LED power management company, Xtreme Power, a utility-scale energy management company, Powergenix, a maker of nickel-zinc rechargeable batteries, and Pinnacle Engines, which makes internal combustion engines. Mr. Padval also serves on the boards of Entropic Communications Incorporated, a fabless semiconductor supplier of system solutions to enable connected home entertainment, and Monolithic Power Systems, Inc., a supplier of high-performance analog semiconductor products. Mr. Padval is also active on the board of Menlo School and advisory boards for Stanford University. Umesh holds a B.A. in Technology from Indian Institute of Technology, Mumbai, and an M.A. in Engineering from Stanford University.

     Mr. Parnell has been a director of the Company since January 2008. Mr. Parnell brings to IDT extensive general and financial management experience, which is especially relevant to his role as Chairman of the Audit Committee. Mr. Parnell has served as Vice President, Business Development and Investor Relations of Microchip Technology Incorporated (“Microchip”) since January 2009. Prior to this role, Mr. Parnell served as Vice President and Chief Financial Officer of Microchip from May 2000 to December 2008. Prior to his role as CFO, Mr. Parnell served as Vice President, Controller, and Treasurer of Microchip. Mr. Parnell holds a finance/accounting qualification with the Association of Certified Accountants from Edinburgh College, Scotland.

     Mr. Schrock has been a director of the Company since September 2009. Mr. Schrock’s brings to IDT extensive management experience in semiconductors, wireless, and consumer markets, as well as marketing and operational expertise, all of which have particular relevance to the Company’s significant presence in the wireless and wireline communications markets. Mr. Schrock is retired from his positions as President of Qualcomm CDMA Technologies Group and Executive Vice-President of Qualcomm, Inc. (“Qualcomm”), which he held from 2001 to 2003. Prior to joining Qualcomm, Mr. Schrock held key executive positions at GM Hughes Electronics, Applied Micro Circuit Corporation, Burr-Brown Corporation, and Motorola. He currently serves on the board of directors of Global Foundries, a semiconductor wafer fabrication company, and the board of directors of Maxlinear, a fabless semiconductor company that provides radio-frequency analog and mixed-signal SoC solutions for broadband communications applications . Mr. Schrock also served on the board of directors of Jazz Semiconductor Inc., a privately held mixed signal and RF wafer foundry, until its merger with Acquicor Technology in 2007.

     Dr. Smith has been a director of the Company since March 2004. Dr. Smith brings to IDT extensive experience in executive management, engineering and product development, risk analysis, marketing, industry association and corporate governance. Dr. Smith is retired from Intel Corporation, where he last served as Senior

Vice President and General Manager of the Wireless Communications and Computing Group from December 1999 to January 2004. Prior to this role, Dr. Smith held various senior executive positions in group and division general business management, product and technology development, and marketing during his 26-year tenure at Intel. Dr. Smith serves (since 2004) as a director for Arcsoft, Inc, an industry leading software developer of multimedia applications for both desktop and embedded platforms, and (since 2005) of RagingWire Enterprise Solutions, Inc, a premier data center and managed Information Technology services provider. Dr. Smith also serves (since 2006) as a Trustee of Gettysburg College where he is a member of the executive, compensation, finance, campaign, and audit committees and he chairs the Information Technology committee. He is a member of the Association of Governing Boards(AGB) of Universities and Colleges. Dr. Smith served as the Chairman of the Technology Strategy Committee and as Intel's alternate Board of Directors member for the Semiconductor Industry Association (SIA) from 1999-2004. Dr. Smith is a 2011 NACD Board Governance Fellow. Dr. Smith holds a Ph.D. and a master’s degree in physics from the University of Minnesota and a bachelor’s degree in physics from Gettysburg College.

     Dr. Tewksbury joined the Company as President and Chief Executive Officer in March 2008 and was appointed to the Board of Directors in April 2008. Dr. Tewksbury brings extensive general management and technical experience to his roles as Director, President and Chief Executive Officer. Prior to joining the Company, Dr. Tewksbury served as President and Chief Operating Officer of AMI Semiconductor from September 2006 to February 2008. Prior to that, Dr. Tewksbury served as general manager and managing director at Maxim Integrated Products, Inc. from February 2000 to August 2006, where he built and ran eleven product lines and established their high-speed data converter and high-performance RF businesses. Dr. Tewksbury also held senior business and technology leadership positions at IBM Microelectronics and Analog Devices, Inc. Dr. Tewksbury currently serves on the boards of Global Semiconductor Alliance (GSA) and Entropic Communications, Inc., a fabless semiconductor company that designs, develops, and markets system solutions to enable connected home entertainment. Dr. Tewksbury holds a BS, an MS and a Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology.

     All of our directors are members of the National Association of Corporate Directors (NACD) and each independent director has completed the two-day NACD course on Director Professionalism.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

     The Board of Directors of the Company holds regularly scheduled meetings each quarter and may meet more often as needed. The Board of Directors held a total of five (5) meetings during the fiscal year ended April 3, 2011 (“fiscal 2011”). The Board of Directors also has an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. The independent directors of the Board of Directors have established a practice of meeting in executive session, without the presence of Dr. Tewksbury, at the conclusion of each quarterly board meeting. During fiscal 2011, the independent directors met in executive session a total of four (4) times.

     NASDAQ prescribes independence standards for companies listed on the NASDAQ, including IDT. These standards require a majority of the Board of Directors to be independent. They also require every member of the Audit Committee, Compensation Committee, and Nominating & Governance Committee to be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with us. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. We also review our relationship to any entity employing a director or on which the director currently serves as a member of the Board. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her immediate family members, and IDT, its senior management and its independent registered public accounting firm, the Board of Directors has determined that each of the members of our Board of Directors, except for Dr. Tewksbury, and each of the members of the Audit Committee, Compensation Committee and Nominating & Governance Committee is an “independent director” as defined in the applicable rules and regulations of the SEC and NASDAQ rules.

     During fiscal 2011, the Audit Committee was composed of four (4) non-employee directors, Messrs. Parnell, Padval and Schrock and Dr. Smith, each of whom was “independent” as defined in the applicable rules and regulations of the SEC and the NASDAQ rules. Mr. Parnell currently serves as the Chair of the Audit Committee, and the Board of Directors has determined that he satisfies the “audit committee financial expert” designation in accordance with applicable SEC and NASDAQ rules. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. The Audit Committee engages the Company’s independent registered public accounting firm and is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting practices and systems of internal controls. The Audit Committee meets privately with the Company’s independent registered public accounting firm, which has direct access to the Audit Committee at any time. The Audit Committee held five (5) meetings during fiscal 2011.

     The Compensation Committee of our Board of Directors develops the compensation philosophy and objectives for the Company as a whole, reviews and approves all compensation decisions related to our NEOs and other executive officers and generally oversees our compensation programs. As members of our Board of Directors, the Compensation Committee receives regular updates on the Company’s business priorities, strategies, and results. As a result, the Compensation Committee has frequent interaction with and open access to the NEOs. This gives them considerable opportunity to ask questions and assess the performance of the NEOs, other executive officers and the Company. During fiscal 2011, the Compensation Committee was composed of four (4) non-employee directors, Messrs. Padval, Schofield and Eggebrecht and Dr. Smith, each of whom was independent under the applicable rules and regulations of the SEC, the rules of the NASDAQ and the Internal Revenue Code (the “Code). Dr. Smith currently serves as the Chair of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. In consultation with management and the Board of Directors, the Compensation Committee designs, recommends to the Board of Directors for approval and evaluates the compensation plans, policies and practices of the Company. The Compensation Committee aims to ensure that the Company’s compensation programs encourage high performance, promote accountability, and assure that employee interests are aligned with the interests of the Company’s stockholders. The Compensation Committee determines the salaries and incentive compensation for executive officers, including the Chief Executive Officer, and administers the Company’s equity plans, including approving the number of shares underlying stock options to be granted to each employee and the terms of such options. The Compensation Committee met six (6) times and acted by written consent fourteen (14) times during fiscal 2011.

     The Compensation Committee’s specific responsibilities include:
  Reviewing, revising and approving an industry-specific Peer Group (as defined below) to facilitate appropriate comparisons for compensation purposes;

  Reviewing and approving annually, at the beginning of each fiscal year, certain performance goals and objectives as they relate to the NEOs’ compensation for that year, based on the Company’s annual operating plan as approved by the Board of Directors;

  Reviewing and recommending annually, at the beginning of each fiscal year, the individual elements of targeted compensation for the Chief Executive Officer for that year, including base salary, target incentive bonus, incentive plan structure and equity awards, and reporting such recommendations to the Board of Directors for final review and approval;

  Evaluating annually, at the end of each fiscal year, the Chief Executive Officer’s performance related to the goals and objectives established by the Board of Directors at the beginning of the fiscal year, and, based on the evaluation, recommending to the Board of Directors the Chief Executive Officer’s final compensation level for final review and approval. In recommending the Chief Executive Officer’s final compensation to the Board of Directors, the Compensation Committee may also take into consideration other relevant information including the Company’s financial and stock price performance, the degree to which the Chief Executive Officer has implemented strategic objectives for the Company, Peer Group compensation and other relevant factors;

  Reviewing and assessing the Chief Executive Officer’s recommendations with respect to the individual elements of targeted compensation for the other NEOs. The Compensation Committee has final review and approval over each NEO’s compensation targets and each NEO’s final compensation;

  Reviewing, along with the Chief Executive Officer, matters relating to management succession, including compensation-related issues and exercising final approval over such issues;

  Reviewing and approving any proposed employment agreements, severance agreements, change in control agreements and any special supplemental benefits and/or perquisites applicable to the NEOs;

  Before the beginning of the fiscal year, reviewing and authorizing the total number of stock options and/or shares subject to equity awards which may be granted to the NEOs and all other employees during the fiscal year. The Compensation Committee also reviews and approves any changes to the Company’s equity policies and practices; and

  Reviewing the risks and mitigating factors associated with the Company’s compensation programs, practices and policies.
     In carrying out the foregoing responsibilities, the Compensation Committee has the authority, in its sole discretion, to engage outside independent advisors as it deems necessary or appropriate. In addition, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee other than any responsibilities relating to matters that involve executive compensation or where it has determined such compensation is intended to comply with the requirements of Section 162(m) of the Code.

     During fiscal 2011, the Nominating & Governance Committee was composed of four (4) non-employee directors, Messrs. Schofield, Eggebrecht, Parnell, and Schrock, each of whom was “independent” as defined in the NASDAQ rules. Mr. Schofield currently serves as the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. The Nominating & Governance Committee identifies and recommends individuals qualified to serve on the Board of Directors and evaluates and recommends the adoption or amendment of corporate governance guidelines and principles applicable to the Company. In evaluating candidates to determine if they are qualified to become board members, the Nominating & Governance Committee looks for the following attributes, among others determined by the Nominating & Governance Committee in its discretion to be consistent with the Company’s guidelines: personal and professional character, integrity, ethics and values; experience in the Company’s industry and with relevant social policy concerns; general business experience and leadership profile, including experience in corporate management and corporate governance, such as serving as an officer or former officer of a publicly held company, or experience as a board member of another publicly held company; diversity of personal background, perspective and experience; academic expertise in an area of the Company’ operations; and communication and interpersonal skills and practical and mature business judgment. The Nominating & Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a Board of Directors that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Although the Nominating & Governance Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. The Nominating & Governance Committee uses the same standards to evaluate all director candidates, whether or not the candidates were nominated by stockholders. The Nominating & Governance Committee held two (2) meetings during fiscal 2011.

     Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served during fiscal 2011. The Company does not currently maintain a formal policy regarding director attendance at the Annual Meeting; however, the Company invites nominees for directors to attend the Annual Meeting. Five of our seven directors attended the 2010 Annual Meeting.

Risk Oversight

     Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and employee retention. The Nominating & Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Our Board of Directors believes its administration of its risk oversight function has not affected the leadership structure of the Board of Directors.

     The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management, discusses with management significant financial risks in conjunction with enterprise risk exposures, and the actions management has taken to limit, monitor or control financial and enterprise risk exposure. During fiscal 2011, an independent consulting firm was primarily responsible for testing of internal controls in compliance with Section 404 of the Sarbanes-Oxley legislation (“SOX”), and reported directly to the Chair of the Audit Committee and “dotted-line” to our Chief Financial Officer and our Corporate Controller. The Audit Committee met with the independent consulting firm to receive updates on SOX testing and discuss any issues that the Committee believed warranted attention.

     The Compensation Committee oversees risk management as it relates to the Company’s compensation programs, policies and practices in connection with designing our executive compensation programs and reviewing incentive compensation programs for other employees. The Compensation Committee has reviewed with management whether our compensation programs, policies, and practices may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

     We believe that the elements of our compensation programs, policies and practices do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount. While our sales commission plans and bonus plans focus on achievement of short-term or annual goals, and short-term or annual goals may encourage the taking of short-term risks at the expense of long-term results, given our employees’ other compensation opportunities and our internal control procedures, we believe that the sales commission plans and bonus plans appropriately balance risk and the desire to focus employees on specific short-term goals that we believe are important to our success.

     We also believe that compensation in the form of long-term equity awards is important to help further align employee interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, and because award grants are staggered and subject to long-term vesting schedules that we believe help ensure that employees have significant value tied to long-term stock price performance.

     Based on the foregoing, we do not believe that our compensation policies and practices create inappropriate or unintended risk to the Company as a whole. Further we do not believe that our incentive compensation arrangements encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks. We believe such arrangements are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

     This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

Leadership Structure of the Board

     In accordance with our Bylaws, our Board of Directors appoints our officers, including our Chief Executive Officer. Our Board of Directors does not have a policy on whether the roles of the Chairman of the Board of Directors and the Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee and if they are to be combined, whether a lead independent director should be selected. However, our Board of Directors is committed to corporate governance practices and values independent board oversight as an essential component of strong corporate performance. Currently, we separate the role of Chairman from the Chief Executive Officer position in order to ensure independent leadership of the Board of Directors and in recognition of the difference between the two roles. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company’s business, while the Chairman is responsible for leading the Board of Directors in overseeing management, and our Board of Directors believes that this current structure is appropriate to fulfill the duties of Chairman and Chief Executive Officer effectively and efficiently.

Director Compensation

     During fiscal 2011, the members of the Board of Directors who were not also officers or employees of the Company were each paid an annual retainer in the amount of $50,000. The Chairman of the Board received an additional annual retainer of $20,000. The Chair of the Audit Committee received an additional annual retainer of $20,000 and the other members of the Audit Committee received an additional annual retainer of $10,000. The Chair of the Compensation Committee received an additional annual retainer of $15,000 and the other members of the Compensation Committee received an additional annual retainer of $7,500. The Chair of the Nominating & Governance Committee received an additional annual retainer of $7,500 and the remaining members of the Nominating & Governance Committee received an additional annual retainer of $3,500. All annual retainer amounts are paid in equal quarterly installments.

     Each non-employee director is initially granted a stock option to purchase 40,000 shares of the Company’s common stock on or about the 15th day of the month following the month of such non-employee director’s first election or appointment to the Board of Directors. Initial option grants to non-employee directors have a term of seven (7) years and become exercisable as to 25% of the shares subject to such options on the first anniversary of their date of election or appointment, and then as to 1/36 of the remaining shares each month thereafter.

     Annually, after receipt of the initial grant, each non-employee director is granted a restricted stock unit award for 5,000 shares of the Company’s common stock and a stock option to purchase 10,000 shares of the Company’s common stock. All annual grants for non-employee directors are made during the Company’s first open trading window subsequent to the Company’s annual meeting of stockholders. Annual option grants have a term of seven (7) years. Annual option and restricted stock unit awards vest and become exercisable on the earlier of (i) the first anniversary of the stockholder meeting date or (ii) if a director is not standing for re-election at the next annual meeting of stockholders, then on the date of such annual meeting.

     The following table sets forth compensation information for the Company’s non-employee directors for fiscal 2011.

DIRECTOR COMPENSATION FOR FISCAL 2011

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)(2)(3)	(e)
John Schofield	80,000	30,700	18,793	129,493

Lewis Eggebrecht	61,000(4)	30,700	18,793	110,493

Gordon Parnell	68,500	30,700	18,793	117,993

Ron Smith	75,000(4)	30,700	18,793	124,493

Umesh Padval	62,500	30,700	18,793	111,993

Donald Schrock	58,500	30,700	18,793	107,993

(1)	Stock awards consist of restricted stock unit awards for 5,000 shares of the Company’s common stock granted on November 15, 2010 under the 2004 Equity Plan. The amounts reported do not reflect compensation actually received by the director; instead, the amounts reported represent the grant date fair value of the restricted stock unit awards granted during fiscal 2011, calculated in accordance with Statement of Financial Accounting Standard Board Accounting Standards Codification Topic 718, “Stock Compensation,” or ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the restricted stock unit awards, please refer to footnote 7 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2011, filed with the SEC on May 31, 2011. As of April 3, 2011, each of the current directors held outstanding restricted stock unit awards for an aggregate of 5,000 shares of the Company’s common stock.

(2)	As of April 3, 2011, Mr. Schofield held outstanding stock options to purchase an aggregate of 70,000 shares of the Company’s common stock, Mr. Eggebrecht held outstanding stock options to purchase an aggregate of 122,609 shares of the Company’s common stock, Mr. Parnell held outstanding stock options to purchase an aggregate of 70,000 shares of the Company’s common, Dr. Smith held outstanding stock options to purchase an aggregate of 70,000 shares of the Company’s common stock, Mr. Padval held outstanding stock options to purchase an aggregate of 60,000 shares of the Company’s common stock, and Mr. Schrock held outstanding stock options to purchase 50,000 shares of the Company’s common stock.

(3)	The amounts reported do not represent compensation actually received by the director; instead, the amounts reported the grant date fair value of the stock options granted during fiscal 2011 calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the options, please refer to footnote 7 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2011, filed with the SEC on May 31, 2011. The amounts reported relate to each directors’ annual grant of a stock option to purchase 10,000 shares of the Company’s common stock, made on November 15, 2010 with an exercise price of $6.14 per share.

(4)	Dr. Smith and Mr. Eggebrecht received an additional $5,000 payment for their work on the Technology Advisory Committee, an ad hoc committee of the Board of Directors formed to monitor industry technology developments and advise the Board and Company management with respect to new technology developments and opportunities in the industry which may affect the Company’s current products or present future opportunities for the Company’s business.

Vote Required

     The seven nominees receiving the highest number of affirmative votes of the outstanding shares of votes cast shall be elected as directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Abstentions and broker non-votes will have no effect for purposes of determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
THE NOMINATED DIRECTORS

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

     In accordance with Section 14A of the Exchange Act, the Company is providing stockholders an opportunity to cast a non-binding, advisory vote on the compensation of our NEOs (sometimes referred to as a “Say-on-Pay” vote). Accordingly, you have the opportunity to vote “For” or “Against” or to “Abstain” from voting on the following non-binding resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the proxy statement.”

     In deciding how to vote on this proposal, you are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure. As described in detail in the “Compensation Discussion and Analysis,” our compensation programs are designed to reward, motivate, attract and retain top talent by rewarding performance based upon achievement of pre-approved annual goals and objectives. A portion of each NEO’s compensation is contingent upon overall corporate performance as well as specific performance metrics particular to each NEO’s position and consistent with the NEO’s role on the management team. We believe that our compensation programs align the interests of our NEOs with that of our stockholders and provide motivation for high performance levels from our NEOs.

Vote Required

     Approval, on a non-binding, advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

     While your vote on this proposal is advisory and will not be binding on the Board of Directors, the Compensation Committee of the Board of Directors, or the Company, the Compensation Committee and the Board of Directors value the opinions of the stockholders on executive compensation matters and will take into consideration the outcome of the vote when making future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

     In accordance with Section 14A of the Exchange Act, the Company is providing stockholders an opportunity to cast a non-binding, advisory vote on the frequency of future stockholder advisory votes on the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. Accordingly, you have the opportunity to vote on whether the Company should hold an advisory vote on executive compensation every “One year,” every “Two years” or every “Three years” or to “Abstain” from voting.

     The Board of Directors believes that a frequency of every one year for future advisory votes on executive compensation is the optimal interval for conducting and responding to a “Say-on-Pay” vote. The Board of Directors believes that an annual advisory “Say-on-Pay” vote will allow the stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies, and practices as disclosed in the Company’s proxy statement each year.

Vote Required

     To constitute the recommendation of the stockholders, on a non-binding and advisory basis, for the frequency of future advisory votes on executive compensation, the applicable “One year,” “Two years” or “Three years” option must receive the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. However, if none of the frequency options (one year, two years or three years) receives such vote, the option of one year, two years or three years that receives the greatest number of votes duly cast will be considered to be the stockholders’ recommended frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will be counted towards a quorum, but will otherwise not be counted for any purpose in determining the stockholders’ recommendation.

     While your vote on this proposal is advisory and will not be binding on the Board of Directors, the Compensation Committee of the Board of Directors, or the Company, the Compensation Committee and the Board of Directors will take into consideration the outcome of the vote when deciding the frequency of future advisory votes on executive compensation. However, the Board of Directors may decide that it is in the best interests of the Company and its stockholders to hold a “Say-on-Pay” vote more or less frequently than the option recommended by the stockholders.

     This non-binding “frequency” vote is required to be submitted to our stockholders at least once every six years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF EVERY ONE YEAR FOR
THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 1, 2012, and the stockholders are being asked to ratify such selection. Stockholder ratification of the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will consider the vote of the stockholders in making a decision whether to select another independent registered public accounting firm for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

     PricewaterhouseCoopers LLP has been engaged as the Company’s independent registered public accounting firm since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Billed to Company

     The aggregate fees incurred by the Company with PricewaterhouseCoopers LLP for the annual audit and other services for the fiscal years ended April 3, 2011, and March 28, 2010, were as follows:

	Fiscal	Fiscal
(in thousands)	Year	Year
	2011	2010
Audit fees (1)	$1,061	$1,203
Audit–related fees (2)	-	358
Tax fees (3)	33	91
All other fees (4)	2	2

Total fees	$1,096	$1,654
____________________

(1)	Represents audit and accounting advisory services for the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K, for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the audit of the Company’s internal control over financial reporting, as well as for statutory audit services which amounted to $84,303 and $105,840 in the fiscal years ended April 3, 2011 and March 28, 2010, respectively.

(2)	Consists primarily of services rendered in connection with mergers, acquisitions and divestitures. For the fiscal year ended March 28, 2010, the Company was reimbursed by the respective companies with which the Company completed the transactions for the aggregate amount of $85,000.

(3)	Consists of tax filing and tax-related compliance and other advisory services.

(4)	Consists primarily of consulting services. The Company incurred no financial information systems design and implementation fees in the fiscal years ended April 3, 2011 or March 28, 2010.

     In accordance with the Audit Committee charter, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may elect to delegate pre-approval authority to one or more designated committee members in accordance with its charter. The Audit Committee considers whether such audit or non-audit services are consistent with SEC’s rules on auditor independence.

     The Audit Committee approved the engagement of PricewaterhouseCoopers LLP pursuant to established pre-approval policies and procedures. The Audit Committee has determined the rendering of non-audit services by PricewaterhouseCoopers LLP compatible with maintaining the auditor’s independence. The Audit Committee pre-

approved all of the fees set forth in the table above for the fiscal years ended April 3, 2011 and March 28, 2010, respectively.

Vote Required

     Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of July 3, 2011 (or as otherwise noted below), with respect to the beneficial ownership of the Company’s common stock by: (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company’s common stock; (b) each director and nominee; (c) each Named Executive Officer (as set forth below); and (d) all executive officers and directors as a group. As of July 3, 2011, the Company had 146,758,735 shares of common stock outstanding.

SECURITY OWNERSHIP

	Shares	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned(1)	Beneficial Ownership(1)
5% Stockholders:
BlackRock Institutional Trust Company, N.A (2)	11,982,762	8.16%
400 Howard Street
San Francisco, CA 94105-2618
Frontier Capital Management Co., LLC. (3)	8,520,772	5.81%
99 Summer Street
Boston, MA 02110
Legg Mason Capital Management, Inc. (4)	11,774,273	8.02%
LMM LLC
100 International Drive
Baltimore, MD 21202
Schroder Investment Management North America
Inc. (5)	7,716,700	5.26%
875 Third Ave
New York, NY 10022
Non-Employee Directors:
John Schofield (6)	74,082	*
Lewis Eggebrecht (7)	118,691	*
Gordon Parnell (8)	66,124	*
Donald Schrock (9)	19,166	*
Ron Smith, Ph.D. (10)	72,731	*
Umesh Padval (11)	43,333	*
Named Executive Officers:
Theodore L. Tewksbury III, Ph.D. (12)	724,686	*
Richard D. Crowley, Jr. (13)	218,155	*
Mansour Izadinia (14)	6,269	*
Arman Naghavi (15)	118,563	*
Fred Zust (16)	631,982	*
Mike Hunter (17)	275,600	*
Jimmy J.M. Lee (18)	367,449	*
All Executive Officers
and Directors as a Group (20 persons) (19)	3,682,037	2.45%
____________________

*	Represents less than 1% of the issued and outstanding shares.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of July 3, 2011, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

Except as indicated by footnote, and subject to the community property laws where applicable, to the Company’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is the Company’s address at 6024 Silver Creek Valley Road, San Jose, CA 95138.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 4, 2011 by BlackRock, Inc., the parent company of BlackRock Institutional Trust Company, N.A.

(3)	Based solely on a Schedule 13G filed with the SEC on February 14, 2011 by Frontier Capital Management Co., LLC. (“Frontier”). Frontier reported having sole voting power as to only 5,618,553 shares and sole dispositive power as to all shares.

(4)	Based solely on a Schedule 13G filed jointly with the SEC on February 15, 2011 by Legg Mason Capital Management, Inc. (“Legg Mason”) and LMM LLC (“LMM”). Legg Mason reported having shared voting power as to 6,420,588 shares and shared dispositive power as to 7,330,103 shares. LMM reported having shared voting power and shared dispositive power as to 4,444,170 shares.

(5)	Based solely on a Schedule 13G filed with the SEC on February 16, 2011 by Schroder Investment Management North America Inc. (“Schroder North America”). Schroder North America manages 162,600 shares by delegation from Schroder Investment Management Ltd (“Schroder Ltd”), which could be deemed to share voting power with respect to delegated portfolios. Schroder Ltd is an FSA-registered investment adviser under common control with Schroder North America and is located in the United Kingdom at 31 Gresham Street, London EC2V 7QA. Schroder North America disclaims the existence of a group with Schroder Ltd.

(6)	Represents 17,000 shares beneficially owned by Mr. Schofield and 57,082 shares subject to options exercisable within 60 days of July 3, 2011.

(7)	Represents 9,000 shares beneficially owned by Mr. Eggebrecht and 109,691 shares subject to options exercisable within 60 days of July 3, 2011.

(8)	Represents 13,000 shares beneficially owned by Mr. Parnell and 53,124 shares subject to options exercisable within 60 days of July 3, 2011.

(9)	Represents 0 shares beneficially owned by Mr. Schrock and 19,166 shares subject to options exercisable within 60 days of July 3, 2011.

(10)	Represents 9,000 shares beneficially owned by Dr. Smith, 6,649 shares beneficially owned by the Smith Family Trust and 57,082 shares subject to options exercisable within 60 days of July 3, 2011.

(11)	Represents 5,000 shares beneficially owned by Mr. Padval and 38,333 shares subject to options exercisable within 60 days of July 3, 2011.

(12)	Represents 35,103 shares beneficially owned by Dr. Tewksbury and 689,583 shares subject to options exercisable within 60 days of July 3, 2011.

(13)	Represents 24,989 shares beneficially owned by Mr. Crowley and 193,166 shares subject to options exercisable within 60 days of July 3, 2011.

(14)	Represents 6,269 shares beneficially owned by Mr. Izadinia. Mr. Izadinia’s employment with the Company was terminated on January 7, 2011.

(15)	Represents 17,210 shares beneficially owned by Mr. Naghavi and 101,353 shares subject to options exercisable within 60 days of July 3, 2011.

(16)	Represents 9,269 shares beneficially owned by Mr. Zust, 621,463 shares subject to options exercisable within 60 days of July 3, 2011 and 1,250 shares subject to restricted stock units vesting within 60 days of July 3, 2011.

(17)	Represents 16,289 shares beneficially owned by Mr. Hunter and 259,311 shares subject to options exercisable within 60 days of July 3, 2011.

(18)	Represents 10,139 shares beneficially owned by Mr. Lee and 357,310 shares subject to options exercisable within 60 days of July 3, 2011. Mr. Lee’s employment with the Company was terminated on January 28, 2011.

(19)	Includes the shares described in notes 6-18, and an additional 37,022 shares beneficially owned and 908,184 shares subject to options exercisable within 60 days of July 3, 2011 held by executive officers not listed in the table.

Stock Ownership Guidelines

     On October 19, 2007, Company adopted a policy establishing the following mandatory stock ownership guidelines for its Chief Executive Officer, Chief Financial Officer, Chairman of the Board and other non-employee directors, as follows:

Chief Executive Officer	Value* equal to 1.0 times annual base salary
Chief Financial Officer	Value* equal to 0.5 times annual base salary
Chairman of the Board	$70,000 in value*
Board of Directors	$50,000 in value*
____________________

*	“Value” is defined as the amount expended to acquire the stock, including taxes paid to acquire RSUs.

     The foregoing mandatory ownership amounts are to be achieved no later than five years after commencement of service in the designated position, or in the case of board members serving as of October 19, 2007, then five years from that date. The purpose of the mandatory stock ownership guidelines is to give our top executives and board members a vested interest in the long term success of the Company.

EXECUTIVE OFFICERS

     Our executive officers and their respective ages as of July 3, 2011 are as follows:

Name	Age	Position
Theodore L. Tewksbury, III, Ph.D.	54	President and Chief Executive Officer
Richard D. Crowley, Jr.	54	Vice President, Chief Financial Officer
Subramanyan Dakshinamoorthy	59	Vice President, Quality
Mike Hunter	59	Vice President, Worldwide Manufacturing
Chuen-Der Lien	55	Vice President, Technology Development
Mario Montana	49	Vice President and General Manager, Enterprise Computing Division
Arman Naghavi	49	Vice President and General Manager, Analog and Power Division
Ji Park	38	Vice President and General Manager, Video and Display Operation
Paul Rolls	49	Senior Vice President, Worldwide Sales and Marketing
Kelley Steven-Waiss	42	Vice President, Worldwide Human Resources
Vince Tortolano	61	Vice President, General Counsel and Secretary
Fred Zust	41	Vice President and General Manager, Communications Division

     Dr. Tewksbury joined IDT as President and Chief Executive Officer in March 2008. Prior to joining IDT, Dr. Tewksbury served as the President and Chief Operating Officer of AMI Semiconductor from October 2006 to February 2008. Prior to August 2006, Dr. Tewksbury held a managing director position at Maxim Integrated Products, Inc.

     Mr. Crowley joined IDT as Vice President and Chief Financial Officer in October 2009. Prior to joining IDT, Mr. Crowley served as Vice President, Finance and Chief Financial Officer of Micrel, Inc. Prior to Micrel, Mr. Crowley served as Vice President and Chief Financial Officer of Vantis Corporation. Prior to Micrel, Mr. Crowley was employed by National Semiconductor Corporation, where his last position was Vice President and Corporate Controller.

     Mr. Dakshinamoorthy joined IDT as Vice President, Quality in 2011. Prior to joining IDT, Mr. Dakshinamoorthy held several management positions at Freescale Semiconductor, serving most recently as Freescale’s Vice President, Final Manufacturing Engineering and Probe Operations. Prior to Freescale, Mr. Dakshinamoorthy held various management positions at Reticle Technology Centre, Tohoku Semiconductor Corp., the MOS15 Fab in Research Triangle Park, North Carolina and Western Digital.

     Mr. Hunter has been with IDT since 1996 and was appointed Vice President, Worldwide Manufacturing in February 1998. Prior to joining IDT, Mr. Hunter held management positions at Chartered Semiconductor Manufacturing Ltd., Fujitsu Personal Systems, Fairchild Semiconductor and Texas Instruments Incorporated.

     Dr. Lien joined IDT in 1987 and was appointed to his current position in 1996. Prior to joining IDT, he held engineering positions at Digital Equipment Corporation and Advanced Micro Devices, Inc. (AMD).

     Mr. Montana has been with IDT since 1997 and was appointed Vice President and General Manager, Enterprise Computing Division in February 2007. Prior to his current role, Mr. Montana was General Manager, IDT Serial Switching Division, Director, IDT Serial-Switching Division and Director, IDT Strategic Marketing Group. Mr. Montana has also served as Product Line Director for IDT’s Telecommunications, FIFO, Logic and Timing groups, respectively. Prior to joining IDT, Mr. Montana held various product marketing and engineering positions at Zarlink Semiconductor, Exar, Raytheon and Hewlett Packard.

     Mr. Naghavi joined IDT as Vice President and General Manager, Audio and Power Division in October 2009 and was became Vice President and General Manager, Analog and Power Division in 2010. Prior to joining IDT, Mr. Naghavi served as Vice President and General Manager of Analog, Mixed-signal, and Power Division at Freescale Semiconductor. Prior to Freescale, Mr. Naghavi held various engineering and management positions at Intersil Corporation and Analog Devices, Inc.

     Mr. Park joined IDT in 2005 as a result of our merger with ICS and was promoted from Director of Memory Timing Products to his current position as Vice President and General Manager, Video and Display Operation in 2009. Prior to joining IDT, Mr. Park held various management positions in product engineering, design and marketing at Texas Instruments and Applied Materials.

     Mr. Rolls joined IDT as Senior Vice President, Worldwide Sales and Marketing, in January 2011. Prior to joining IDT, Mr. Rolls served as Senior Vice President of Worldwide Sales at International Rectifier Corporation (IR). Prior to IR, Mr. Rolls held a variety of operations and logistics management roles at Compaq Computer.

     Ms. Steven-Waiss joined IDT in November 2009 as Vice President, Worldwide Human Resources. Prior to joining IDT, Ms. Steven-Waiss served as Vice President, Worldwide Human Resources, at PMC-Sierra, Inc. Prior to PMC-Sierra, Ms. Steven-Waiss held various consulting and management positions specializing in employee communications and training and development at various technology and retail companies.

     Mr. Tortolano joined IDT in February 2009 as Vice President, General Counsel and Secretary. Prior to joining IDT, Mr. Tortolano served as Vice President, General Counsel and Secretary of Micrel, Inc. Prior to Micrel, Mr. Tortolano held the position of Vice President, Co-General Counsel of Lattice Semiconductor Corporation. Prior to Lattice Semiconductor, Mr. Tortolano was employed by AMD, where his last position was Vice President and General Counsel of AMD’s Vantis subsidiary, prior to its acquisition by Lattice Semiconductor.

     Mr. Zust joined IDT in 2005 as Vice-President, Networking and Communications Division, as a result of our merger with ICS. Mr. Zust was promoted in 2008 to Vice President, General Manager of the Communications Division. At ICS, Mr. Zust served as vice president for the NetCom Timing Division. Prior to ICS, Mr. Zust held various leadership and technical positions at Texas Instruments and AT&T/NCR Corporation.

COMPENSATION DISCUSSION AND ANALYSIS

     This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:
  Dr. Theodore L. Tewksbury III, our President and Chief Executive Officer (our “CEO”);

  Richard Crowley, Jr., our Vice President and Chief Financial Officer (our “CFO”);

  Arman Naghavi, our Vice President and General Manager, Analog and Power Division;

  Fred Zust, our Vice President and General Manager, Communications Division;

  Mike Hunter, our Vice President, Worldwide Manufacturing;

  Mansour Izadinia, our former Senior Vice President and Chief Technical Officer; and

  Jimmy Lee, our former Senior Vice President, China Business Development.
     We refer to these executive officers collectively in this Compensation Discussion and Analysis as the “NEOs”, and to the Compensation Committee of the Board of Directors as the “Committee”.

     Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide to our executive officers, including the NEOs. In addition, we explain how and why the Compensation Committee of the Board of Directors (the “Committee”) arrived at the specific compensation actions and decisions involving our executive officers during fiscal 2011.

Executive Summary

Executive Compensation Structure

     We design, develop, manufacture, and market a broad range of low-power, high-performance mixed signal semiconductor solutions for the advanced communications, computing, and consumer industries. To compete in this dynamic industry, we have an executive compensation program that provides competitive compensation opportunities that are designed to reward, motivate, attract, and retain talented and experienced executives. Our executive compensation program rewards corporate, group, and individual performance based upon the actual achievement of goals and objectives established by the Committee, and links the priorities and performance of the NEOs to the attainment and furtherance of our long-term business strategies.

     We have found this approach, which emphasizes the creation of sustainable long-term stockholder value, ensures that the NEOs are rewarded for their efforts only to the extent that they have produced profitable operating results.

     Our executive compensation program is designed to further this principle in the following ways:
  Base salaries, which comprise only a modest portion of each executive officer’s compensation package, generally target the median of the competitive market for similarly situated companies to ensure that they are motivated to manage for maximum year-over-year revenue growth and profitability, the measures upon which our annual incentive compensation plan operates;

  A significant portion of each executive officer’s compensation package is comprised of short-term incentive compensation, which is based on our ability to attain the revenue and profitability goals reflected in our annual operating plan and each executive officer’s contributions to that achievement as assessed on the basis of corporate, group, and individual performance objectives; and

  A significant portion of each executive officer’s compensation package is also comprised of long-term incentive compensation in the form of stock options, the value of which is directly linked to the performance of the Company’s common stock.
     The incentive compensation of our executive officers, including the NEOs, is based entirely on our ability to enhance total shareholder return (“TSR”). We strive to continuously improve TSR and, therefore, align short-term compensation with short-term performance and long-term compensation with long-term performance and return. This link between the compensation of our executive officers and TSR is disclosed in the following graph, which shows how both total compensation and incentive compensation for our CEO has fluctuated over the past five years with the Company’s five-year TSR:

(1)	CEO Total Compensation includes base salary, actual incentive cash payments, excludes relocation-related expenses. Equity awards granted each fiscal year are calculated based on Stock Option Intrinsic Value and RSU Face Value.

(2)	Our fiscal year ends on a different day each year because our fiscal year ends at midnight on the Sunday nearest to March 31 of each calendar year. However, for convenience, the TSR and equity calculations in the above chart are based on a March 31 fiscal year end.

(3)	The above chart illustrates Total Compensation for Greg Lane, our former CEO, for fiscal 2007 and 2008, and Dr. Tewksbury’s Total Compensation for fiscal 2009, 2010, and 2011.

Fiscal 2011 Business Highlights

     Despite a challenging economic environment, the Company delivered strong financial results, measured on the basis of revenues and profitability, for fiscal 2011 as illustrated in the following year-over-year comparison:.

(in thousands, except for percentage)	April 3, 2011	% Change	March 28, 2010	% Change	March 29, 2009
Revenues	$625,705	17%	$535,906	-19%	$663,245
Gross profit	$335,311	49%	$224,907	-18%	$274,449

     Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2011 financial results.

Fiscal 2011 CEO Compensation Actions

     For fiscal 2011, as a result of our improved operating performance, the Committee took the following actions with respect to the compensation of our CEO:

  After having maintained his base salary at a level that was significantly below the median for the chief executive officers of the companies in our peer group, increased our CEO’s base salary 15% to $575,000. Even with this increase, our CEO’s base salary is only at the 40th percentile of the competitive market as measured by our peer group.

  In contrast to fiscal 2010, when we paid no short-term incentive compensation to any of our executive officers, based on our increased profitability, paid a performance bonus to our CEO in the amount of $329,871, which was only 57% of his target annual incentive compensation award for fiscal 2011.

  Granted our CEO a stock option award with a grant date fair value that approximated the value of his fiscal 2010 award and a restricted stock unit award with a grant date fair value of $431,250, which was intended, in part, to recognize the fact that in prior fiscal years his total direct compensation was significantly below the median compensation for the chief executive officers of the companies in our peer group. The Committee determined that it was in the best interests of the Company and our stockholders to link this long-term incentive compensation opportunity to the performance of the Company’s common stock over the next four years, as well as to further our retention objectives.
     The following graph discloses our CEO Total Pay compared to our ranked peer group.

(1)	Peer companies are ranked in the order of CEO Total Compensation reported in the Summary Compensation Table in the most recent proxy filing as of July 11, 2011.

     With respect to the other NEOs, the compensation actions and decisions of the Committee resulted in a majority of their direct compensation pay being dependent on the performance of the NEO and the Company. The following graph illustrates the compensation elements for each NEO (other than Mr. Izadinia and Mr. Lee, whose employment with the Company terminated in fiscal 2011)as a percentage of his or her total direct compensation:

(1)	Incentive Cash Compensation represents the Target Incentive Cash Amount.

Fiscal 2011 Corporate Governance Highlights

     We endeavor to maintain good corporate governance standards in designing and administering our executive compensation policies and practices.

     During fiscal 2011, the Board of Directors enhanced our corporate governance practices by:
  Entering into new change in control agreements with the NEOs that contain “double trigger” provisions, replacing agreements with “single trigger” provisions; and

  Agreeing that, beginning in fiscal 2012, awarding long-term incentive compensation to our executive officers solely in the form of stock options, which we believe create a significant “pay-for-performance” connection for our executive officers since a significant portion of their net worth is dependent on long-term performance of the market price of the Company’s common stock.
     In addition, the following policies and practices remained in effect in fiscal 2011:
  We do not provide excise tax payments or “gross-ups” in the event of a change in control of the Company;

  We do not provide significant perquisites or other personal benefits to our executive officers, who participate in broad-based company-sponsored health and welfare programs on the same basis as our other salaried employees;

  We do not currently offer, nor do we have plans to provide, pension arrangements or retirement plans for our employees;

  Our option plans specifically preclude the re-pricing of stock options and stock appreciation rights, absent stockholder approval;

  We maintain mandatory stock ownership guidelines for our Chief Executive Officer, Chief Financial Officer, Chairman of the Board and other non-employee directors;

  For several years, we have separated the roles of Chairman of the Board of Directors and Chief Executive Officer; and

  The Committee has engaged its own independent compensation consultant that does not provide any services to the Company and has no prior relationship with any of the NEOs.
Compensation Philosophy and Objectives

     The objectives of the Company’s executive compensation programs are to provide competitive compensation opportunities that are designed to reward, motivate, attract, and retain top talent. Our compensation programs are designed to reward performance based upon achievement in accordance with annual goals and objectives approved by the Committee at the beginning of each fiscal year, and link the priorities and performance of our NEOs to the attainment and furtherance of our long-term business strategies, and with the interests of our stockholders.

     In fiscal 2011, important factors that were identified in the setting and awarding of compensation include: revenue growth; improved operating margin; operational excellence; and new product development and sales. The Committee identified these priorities given their importance in driving increased value for our stockholders and since these are areas over which management can exert the greatest amount of control, thus increasing the potential for immediate and long term profitability. A significant portion of each NEO’s compensation is contingent upon overall corporate performance as well as specific performance metrics particular to each NEO’s position and consistent with the NEO’s role on the management team. In fiscal 2011, our revenue and operating margin achievement resulted in a 55% payout of target of the company component of our executives’ short-term incentive plan. Operational excellence, new product development and sales achievements are measured as part of the Individual and Group components discussed in detail under section “Performance Bonus.”

     The Committee believes that a significant portion of compensation payable to NEOs should be tied directly to the Company’s financial performance. Accordingly, the compensation package for our NEOs is designed to fluctuate with the financial performance of the Company as a whole. During years when the Company’s performance experiences a downturn, NEO compensation will be lower; likewise, during years where the Company experiences increased revenues and profitability, NEO compensation is designed to increase. The Committee feels this compensation philosophy aligns the interests of our NEOs with that of our stockholders and provides motivation for high performance levels from our NEOs.

Setting Executive Target Compensation

     During fiscal 2011, the Committee retained Radford, an AON Hewitt Company, as its independent compensation consultant on all matters related to the compensation of NEOs and other senior executives. Radford reports to the Committee and the Committee reviews and evaluates Radford’s performance and compensation. Radford does not provide any other consulting services to the Company outside of its compensation consulting services to the Committee. Independent of its consulting services, the Company subscribes to and participates in Radford’s Global Sales and Technology Compensation Surveys. Radford provides strategic guidance to the Committee by leveraging its extensive database and significant industry expertise. Radford reported to the Committee and the Committee requested that Radford provide it with comparative market data on industry best practices and data related to our NEOs and senior executives. For the compensation evaluation, in addition to publicly available data for our peers, Radford also relied on its 2010 Radford High Technology Executive Total Direct Compensation Survey (1).

     The Committee used data compiled by Radford to compare our NEOs’ compensation with the compensation of executive officers at comparable companies in the semiconductor industry. The Committee, after consultation with management and Radford, established a specific group of peer companies to assist in the assessment of job levels and compensation programs and practices. In defining an appropriate peer group for purposes of comparing compensation data, consideration was given to the following factors:
  companies with whom the Company competes for business and executive talent in the semiconductor industry;
____________________

(1)	The survey encompasses twelve Peer Group members, 23 semiconductor/capital equipment companies and 109 broad high technology companies all with revenues between $300 million and $1 billion.

  companies with revenues generally between $300 million and $1 billion reflecting businesses of similar scope and complexity;

  companies with market capitalization generally between $500 million and $3 billion reflecting businesses of similar maturity; and

  companies with 1,000 to 4,000 employees reflecting a similar organizational complexity and scale.
     Based on these factors, the Committee reviewed and revised our list of peers from fiscal year 2010 (“fiscal 2010”) to eliminate companies whose revenues and market cap were no longer within the range comparable to the Company. In fiscal 2011 the Committee replaced Atmel and Conexant with Semtech and Power Integrations as more comparable peers due to their size measured by revenue and market capitalization. As a result the following companies (collectively, the “Peer Group”) were included in the compensation analysis for fiscal 2011:

Cypress Semiconductor	Microchip Technology	RF Micro Devices
Fairchild Semiconductor	Microsemi	Semtech
International Rectifier	OmniVision Technologies	Silicon Laboratories
Intersil	PMC-Sierra	Skyworks Solutions
Linear Technology	Power Integrations	Standard Microsystems

     At the beginning of fiscal 2011, as requested by the Committee, Radford presented the Committee with Peer Group and broader market survey data related to the compensation of executives holding positions comparable to the positions of each of our NEOs employed by the Company at that time, including data regarding base salaries, performance bonuses and equity awards. In order to assist the Committee with evaluation of our NEOs’ compensation packages, 2010 Radford High Technology Executive Total Direct Compensation Survey data was combined with proxy data, where sufficient proxy data was available, to create a final market average which was used to assess compensation levels. Compensation data for NEOs who report to the CEO are reviewed by the Committee with the CEO and Radford. Data and criteria related to the CEO’s compensation, including peer group market data, are reviewed and evaluated only within the Committee and with Radford, and not with the CEO.

     Base salaries and target performance bonuses (collectively, “Total Cash Compensation”) are determined upon offer of employment, and then on an annual basis thereafter at the beginning of each fiscal year. The Committee reviews market data for Total Cash Compensation based on the Peer Group and broader market survey data at the 25th, 50th, and 75th percentiles, provided by Radford. Both elements of Total Cash Compensation are determined and reviewed against these market references, in conjunction with the specific operational complexity and expected strategic impact of each NEO position. Total Cash Compensation is considered an important part of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Total Cash Compensation is designed to fluctuate with Company performance. In fiscal years when the Company exhibits superior financial performance, Total Cash Compensation is designed to be above average competitive levels. When financial performance is below the targeted goal for a particular fiscal year, Total Cash Compensation is designed to be below average competitive levels.

     Total Cash Compensation in combination with equity awards (collectively, “Total Direct Compensation”) is also reviewed at the 25th, 50th, and 75th percentiles of market based on the Peer Group and broader market survey data provided by Radford. Equity awards are granted to the NEOs shortly after being hired or promoted and generally within approximately six weeks of the beginning of each fiscal year, and are our only form of long-term incentive compensation. In determining equity awards for the NEOs for fiscal 2011, the Committee used Peer Group and broader market survey data provided by Radford as a guideline so that the targeted value of equity awards would be near the 50th percentile of equity awards among the Company’s peers. The Committee also assessed the performance, current equity holdings, internal comparisons, and retention risks with respect to each NEO in addition to the Peer Group and broader market survey data provided by Radford.

Role of CEO in Compensation Decisions

     The Company’s CEO reviews and evaluates, as applicable, the other NEO’s performance, expected future contributions, internal comparisons, and also considered the market survey data provided by Radford in making recommendations to the Committee on the NEOs’ compensation.

     Any recommendations made by Dr. Tewksbury regarding the base salaries, bonuses and equity awards of the NEOs are subject to the final review and approval of the Committee. Similarly, Dr. Tewksbury was invited to provide input to the Committee with regard to his own performance, but he did not participate in the Committee’s determination of his proposed compensation, or the Committee’s final recommendation to the Board or the Board’s final determination of his compensation.

Individual Elements of NEO Compensation

     Each NEO is compensated through base salary, a performance bonus, equity awards, participation in employee benefit plans. Annual compensation decisions regarding each of these elements take into account each NEO’s performance during the previous fiscal year, his or her expected performance during the current fiscal year, compensation relative to the Peer Group, and broader market survey data provided by Radford and each business unit’s goals for the current fiscal year.

Base Salary

     Base salaries are determined annually by the Committee at the beginning of each fiscal year, based upon the criteria outlined above and a review of the data referred to under “Setting Executive Target Compensation” above.

     At the beginning of fiscal 2011, the CEO proposed and the Committee approved increases of the NEOs with consideration of the NEOs’ performance and position to market. Radford and the Committee reviewed CEO compensation against the approved peer companies and found that both base salary and total cash compensation were below the company’s stated pay philosophy of the 50th percentile. The 15% base salary increase was designed to more closely align CEO compensation with the 50th percentile while considering the performance of the Company and the CEO. Even with this increase, the CEO’s base salary is only at the 40th percentile of the competitive market as measured by our peer group.

Named Executive Officer	2011 Base Salary ($)	2010 Base Salary ($)	2010 to 2011 Increase
			(%)
Theodore L. Tewksbury, III	575,000	500,000	15.0
Richard D. Crowley, Jr.	350,000	325,000	7.7
Mansour Izadinia	350,000	340,000	2.9
Arman Naghavi	300,000	285,000	5.3
Fred Zust	300,000	285,000	5.3
Mike Hunter	300,000	295,006	1.7
Jimmy J.M. Lee	325,000	325,000	0.0

Performance Bonus

     During fiscal 2011, the NEOs participated with other eligible employees in the Company’s Annual Incentive Plan (“AIP”). The AIP was established to link compensation to financial performance by tying individual and group goals and objectives of participating Company employees, including the NEOs, to the Company’s corporate revenue and profitability. Through the AIP, a portion of an eligible employee’s total cash compensation opportunity is directly linked to the annual results of the performance of the group in which the employee works, the Company performance, and the individual’s performance.

     The primary objectives of the AIP are:
  Encourage outstanding performance from individual employees, as well as collaboration and execution of business units and the Company as a whole;

  Link a portion of employees’ pay to the financial performance of the business;

  Reflect the financial performance of the company and the value delivered to Stockholders in its funding methodology
     The AIP is comprised of three separate components: (1) an Individual Component; (2) a Group Component; and (3) a Company Component. These three components are then used to calculate each participating employee’s cash performance incentive payment. An employee must be employed and in good standing on the last day of the performance period to receive an incentive payment.

     The AIP plan is funded based on Non-GAAP Operating Profit achievement levels that are set based on a scale from 25% (threshold) to 200% (maximum). For fiscal 2011 the Non-GAAP Operating Profit achievement scale was reviewed and approved by the Board of Directors at the beginning of the fiscal year. If the Company’s actual Non-GAAP Operating Profit achievement was below the threshold of 25%, the Annual Incentive Plan was not funded and no bonus would be paid to any participant including the NEOs, regardless of individual or group performance. The maximum funding for the plan is set at 200%.

     An analysis was made at mid-year of the estimated year-end Non-GAAP Operating Profit Achievement and a mid-year payout was made to participants as the estimated year-end achievement was above the minimum threshold of 25%. The mid-year payout, if any, is equivalent to 45% of the estimated annual payout, based on the mid-year analysis of estimated year-end performance. The year-end payout, if any, is calculated based on the full annual performance less any mid-year payout. In fiscal 2011 the AIP payout at mid-year was funded at 55% based on an estimated year-end Non-GAAP Operating Profit achievement of 55%. The actual year-end Non-GAAP Operating Profit achievement was at 65%.

     The AIP funding mechanism is designed to fund the Individual Component first, and the Group and Company Components second. To ensure that the Company’s AIP payout does not exceed the funded pool, an Operating Profit Modifier is applied to each the Group and the Company Component payments to account for the variability in individual and group achievement levels. The year-end Operating Profit Modifier for fiscal 2011 was 62.3%. This resulted in a 55% payout of the Company component (87.5% based on revenue and operating income achievement multiplied by Operating Profit Modifier of 62.3%).

     Incentive payments earned under the AIP are paid in cash in two installments. The first installment is paid in November reflecting performance over the first two quarters and expected year-end performance of the fiscal year. The second installment is paid in May which reflects the overall performance for the entire previous fiscal year, after deducting the first installment paid in the previous November. The Company maintains this biannual payment schedule in order to provide continual incentive and reward for employees throughout the year and also to maintain a current assessment of where individual employees, business units and the Company as a whole stand in relation to meeting the goals that have been set for the fiscal year.

     Individual Incentive Targets

     Each eligible employee, including the NEOs, is assigned an Individual Incentive Target based on a percentage of annual base salary. This target is established in consideration of the employee’s job level, job role, job function, competitive data provided by Radford, as well as accomplishments within the employee’s job level for employees who were employed by the Company at the beginning of the fiscal year. The Individual Incentive Targets for the NEOs are reviewed annually by the CEO and the Committee. Any adjustment made to the Individual Incentive Target for the NEOs is made at the recommendation of the CEO and is subject to the final review and approval of the Committee. Any adjustment made to the Individual Incentive Target for the CEO is made at the recommendation of the Committee and is subject to the final review and approval of the Board. For fiscal 2011, the CEO recommended and the Committee reviewed and approved an Individual Incentive Target of 70% of base salary for Mr. Crowley. The Individual Incentive Targets for all other NEO’s remained unchanged from fiscal year 2010 to fiscal 2011.

     Individual Component

     The Individual Component represents 20% of the total incentive opportunity for the NEOs. Individual component payouts are determined based on the achievement of strategic, measurable objectives. The table under the heading “Performance Bonus Payments Earned in Fiscal 2011” in the section “Calculation of Performance Bonus” sets forth the Individual Achievement as it was used in the calculation of each NEO’s AIP payment for fiscal 2011.

     To determine the CEO achievement under the individual component in fiscal 2011, Dr. Tewksbury was measured against strategic corporate goals relative to execution of certain key product schedules, organizational development, and business strategies such as mergers, acquisitions, and divestitures. Dr. Tewksbury’s goals for fiscal 2011 were as follows:
  New Products: Launch X new products into design with average RODT >= $X/man-month (up X% YoY). RODT is Return on Design Time; the lifetime estimated gross profit divided by the number of design engineering man months required to develop the product. YoY is year-on-year.

  New Product Introductions: Introduce >X new product in FY11 (up X% YoY) with lateness < x% of cycle time and RODT > X

  Design Wins: Design in $X in 3-year revenue

  Grow cumulative earnings per share by a forecasted $X by the end of FY13

  Complete Oregon fabrication facility sale and transfer
     Mr. Crowley’s function consists of three departments: Finance, Information Technology, and Legal. Mr. Crowley’s achievement under the individual component was measured against goals related to cost reduction and revenue enhancement strategies, key information technology projects, corporate legal objectives, and financial and supply chain process improvements. Mr. Crowley’s goals for fiscal 2011 were as follows:
  Increase Shareholder Value (Goals related to Investor Relations, Corporate Marketing, Intellectual Property Management)

  Shape, Influence, and Execute Corporate Strategy (Successfully execute on divestitures, acquisitions, and capital structure initiatives)

  Increase effectiveness and impact of Finance, Legal, and IT on critical business decisions (bring together information and people to focus on key issues, both strategic and corrective, to drive decision and improve processes

  Build “Best in Class” Finance, Legal, and IT organization

  New Products: Improve measurement and efficiency of new product development to achieve FY11 and 3 year plan

  Profitability: Achieve margin and earnings per share targets, hold research and development expenses to <=X% of sales and selling, general and administrative expenses to <=X% of sales
     Mr. Naghavi’s primary directive in fiscal 2011 was to manage the Audio and Power Division (APD). Mr. Naghavi’s achievement under the individual component was measured based on organizational development and restructuring, formulation of strategic plans, definition and implementation of new processes, procedures, product development, software development, and operational metrics. Mr. Naghavi’s goals for fiscal 2011 were as follows:
  Increase the Analog/Mixed signal awareness with IDT’s customers

    Launch Analog Mixed Signal website

    Branding: Achieve planned press releases per Marketing plan

    Participate in steering committee and drive Technology Leadership Forum

    Publish application notes for products developed within APD
  Achieve revenue and gross margin goals for Audio, power and Low Power Dual Port (LPDP), and IKOR products

  Achieve X new product introductions and X new product launches

  Build a high performance Analog/Power management team

    Increase analog expertise through talent acquisition

    Develop China product development center

    Collaborate with other divisions to develop roadmap and product definitions; launch cross business unit products to offer system level solutions

    Instill performance based culture

    Provide product training to Sales and field application engineers
  IKOR acquisition, retention, and revenue achievement

  Lower research and development expenses by $X YoY
     Mr. Zust is responsible for managing the Communications Division (COM) and his achievement under the individual component was measured against branding, strategies in support of revenue and profitability growth, new product launches and introductions, and strategic execution. Mr. Zust’s goals for fiscal 2011 were as follows:
  Branding: Expand customer awareness of IDT leadership in Communications, sRIO and Timing

  Achieve revenue targets for each, NetCom, SPO, FCD, SFC, grow timing market share by > X%, and support sales to achieve Design-in 3-year plan

  Complete strategies in support of profitability goal: average RODT >= X, Gross Margin >X%, achieve design efficiency > X%, average lateness <X% of cycle time, DEMM overshoot <X%, first pass success rate >X%, achieve operating income >=X% by holding research and development expenses <=$X and selling, general and administrative expenses<=$X

  New Products: Achieve AOP New Product Launch and Introduction Plan

  Team: Build the industry’s leading communications and timing team

    Form strategic partnerships with X

    Develop power management strategy for communications and wireless infrastructure

    Provide product training to Sales and field application engineers

  Hire top talent for wireless marketing strategy, and coordinate with IDT business units and partners to assemble solutions for wireless infrastructure
     Mr. Hunter manages IDT’s Worldwide Manufacturing with the main focus in fiscal 2011 being on transitioning IDT to a fabless company. Mr. Hunter’s achievement under the individual component was measured against restructuring, quality improvements, and gross margin growth. Mr. Hunter’s goals for fiscal 2011 were as follows:
  Gross Margin: Achieve X% of Revenue of $X

  Oregon Fab Performance: Find buyer and sign a deal to sell the fabrication facility. Maintain output at capacity and retain employees

  Process transfer and production ramp with the fabrication facility buyer. Start production ramp in both fabrication facilities.

  Test Consolidation: Consolidate Singapore testing facility to the Penang testing facility

  Engineering Improvements: Mobius, WLCSP, S5 Quality Project

  Organizational Upgrades: Assembly, Foundry, and Penang

  Meet quality requirements in test, assembly and manufacturing as required to achieve revenue plan
     Group Component

     In addition to the Individual Component, the performance of each group affects individual incentive awards. A group is defined as a Business Unit, Manufacturing, or Sales. Eligible employees, including the NEOs, which are not managing or not part of a group, are measured against individual and Company performance only. The Group Component represents 50% of the total incentive opportunity for the NEOs managing a group. At the beginning of each fiscal year each executive who manages a group sets revenue and profitability goals and/or other group objectives that are reviewed and approved by the CEO and CFO. Additionally, each executive’s revenue and profitability goals are approved by the Committee. Group goals for fiscal 2011 were approved as set forth below.

     Business Units (Mr. Zust, Mr. Izadinia)
  Business Unit Revenue targets for achievement levels at 50% (threshold), 75%, 100% (target), and 125% (maximum)

  Operating Income targets for achievement levels at 50% (threshold), 75%, 100% (target), and 125% (maximum)
     Manufacturing (Mr. Hunter)
  Gross Margin targets for achievement levels at 50% (threshold), 75%, 100% (target), and 125% (maximum)

  Cost savings (foundry, mask, copper assembly, general assembly, substrate savings, test consolidation savings, Penang cost savings)

  New Product Development (yield targets, strategy for contract manufacturing and logistics for modules/dongles, prototypes, foundry standard by running a test pattern and extracting a model)

  Fab buyer wafer transfer

  Fab wafer output, Fabrication Facility Sale and Personnel Retention

  Test consolidation

  Engineering programs/Projects Packaging and Assembly

  Manufacturing systems and products

  Organizational goals
     The table under the heading “Performance Bonus Payments Earned in Fiscal 2011” in the section “Calculation of Performance Bonus” sets forth the Group Achievement as it was used in the calculation of each NEO’s AIP payment for fiscal 2011.

     Company Component

     In addition to the Individual and Group components, individual payouts are determined based on Company performance. Under the AIP, the Committee recommends and the Board reviews and approves a Company revenue target and Non-GAAP Operating Income target. Revenue and Non-GAAP Operating Income are weighted equally as part of the Company Component achievement calculation and are set for achievement levels at 50% (threshold), 75%, 100% (target), and 125% (maximum). The Company Component represents 80% for Dr. Tewksbury, Mr. Crowley, Mr. Naghavi, and Mr. Lee, and 30% for Mr. Izadinia, Mr. Zust, and Mr. Hunter.

     Calculation of Performance Bonus

     The performance bonus (Annual Incentive Plan payout) for each NEO is the product of each NEO’s fiscal 2011 base earnings, Individual Incentive Target, Individual Achievement, Group Achievement, Company Achievement, and AIP Funding (through the Operating Profit Modifier).

     While the annual goals for each of the NEOs are specific and measurable, at the end of the fiscal year, the Committee may exercise reasonable discretion in changing the individual or group component score due to issues related to quality, cost management, or other unforeseen performance issues. Such discretion could have a direct impact on the NEO’s bonus payout.

     The Compensation Committee has approved the following individual, group, and company performance weightings, achievements, and AIP payouts for fiscal 2011.

Performance Bonus Payments Earned in Fiscal 2011

NEO	FY2011 Target	FY2011	FY2011 Target Award ($)	FY2011	FY2011 Actual Award ($)
	Award (% of	Threshold		Maximum
	Base Earnings)	Award ($)(1)		Award ($)(2)
Dr. Tewksbury	100	14,568	582,708	1,249,326	329,871
Mr. Crowley	70	6,276	251,059	538,270	167,230
Mr. Izadinia	70	6,327	253,078	542,599	40,852
Mr. Naghavi	55	4,244	169,769	363,984	114,781
Mr. Zust	55	4,244	169,769	363,984	126,802
Mr. Hunter	65	5,047	201,886	432,844	111,817
Mr. Lee	55	4,641	185,625	397,980	44,247
____________________

(1)	At threshold operating profit performance only the individual component is funded at 25%, group and company components are not funded. If threshold operating profit performance is not achieved, no performance bonus payments are made, regardless of individual performance.

(2)	Maximum award calculations assume 125% group and company achievement and 200% funding in fiscal 2011.

NEO	Individual	Percent of	Group	Percent of	Company	Percent of	FY2011	Percent of
	Compo-	Target	Compo-	Target	Compo-	Target	Actual	Target
	nent ($)	(%)	nent ($)	(%)	nent ($)	(%)	Award ($)	(%)
Dr. Tewksbury	75,752	65	-	-	254,119	55	329,871	57
Mr. Crowley	57,743	115	-	-	109,487	55	167,230	67
Mr. Izadinia(1)	22,777	45	4,252	3	13,824	18	40,852	16
Mr. Naghavi(2)	40,744	120	-	-	74,036	55	114,781	68
Mr. Zust	32,935	97	66,104	78	27,764	55	126,802	75
Mr. Hunter	28,668	71	50,133	50	33,016	55	111,817	55
Mr. Lee(3)	16,706	45	-	-	27,540	19	44,247	24
____________________

(1)	Mr. Izadinia received a mid-year AIP payout only, as his employment was terminated on January 7, 2011. At the time the mid-year payout was calculated, Mr. Izadinia’s forecasted year-end earnings were $361,540.

(2)	Mr. Naghavi was forming his Business Unit in fiscal 2011 with several business units merging during the fiscal year. Consequently his group performance was measured as part of his individual performance as defined under “Individual Component” and overall company performance as defined under “Company Component”.

(3)	Mr. Lee received a mid-year AIP payout only, as his employment was terminated on January 28, 2011. At the time the mid-year payout was calculated, Mr. Lee’s forecasted year-end earnings were $337,500.

     Maximum award targets reflect very ambitious goals which can only be attained when business results are exceptional, thus justifying higher award payments. To date, none of the NEOs have earned a bonus award based on an achievement of maximum performance levels under our AIP and previously ICP. Target awards are set at levels difficult to attain to continue to manage our organization to performance above previous years. None of the NEOs have earned bonus awards based on achievement of target performance levels under our AIP in fiscal 2011. Threshold award targets are set at levels that ensure payouts are only made if at least 50% of the goals have been achieved. Also, no awards are paid out if the plan is not at least funded at 25% of our Target Non-GAAP Operating Profit.

Equity Awards for the NEOs in Fiscal 2011

     The Company has historically provided long-term incentive compensation in the form of equity to our NEOs and other eligible employees. Our equity awards are designed to reward our NEOs for their past performance, motivate future performance, strengthen retention, and align their interests with those of our stockholders. At the beginning of fiscal 2011, the Committee reviewed the relevant Peer Group and broader market survey data for equity awards provided by Radford for similarly-situated executives. New hire and annual NEO equity are targeted to range between the 25th percentile and 75th percentile of our peers. In determining the NEO equity grants, the Committee also considered the recommendations made by the CEO (except for his own award) based on individual experience, current unvested equity position, and criticality of the NEO’s role to IDT.

     The equity compensation program for fiscal 2011 included a mix of both stock options and restricted stock units, or RSU awards, that varied based on an employee’s grade level, with more emphasis on stock options for senior level employees. RSU awards are valued based on the fair market value on the grant date multiplied by the number of shares of the Company’s common stock subject to the award. Fair market value is defined in the 2004 Equity Plan as the closing market price of the Company’s common stock on the trading day prior to the date of grant. The emphasis on stock options at the upper levels of the Company is intended to place more of the executive’s total compensation at risk and dependent upon the Company’s performance, thus ensuring a strong alignment with stockholders.

     Additional information on the equity awards granted to the NEOs during fiscal 2011 is set forth in the table “Grants of Plan Based Awards for Fiscal Year 2011 Table.” Stock options granted by the Company have an exercise price equal to the closing price of our stock on the last trading day before the grant date and typically vest over a four-year period based upon continued employment, with 25% vesting on the first anniversary of the grant date and the remainder vesting monthly thereafter for the remaining 36 months. RSUs typically vest over a four-year period based upon continued employment, with 25% of the grant vesting on each anniversary date of the grant.

     Stock options generally expire seven years after the date of the grant. Our option plans specifically preclude the re-pricing of stock options and stock appreciation rights, absent stockholder approval.

Equity Award Policies

     At each January meeting of the Committee, an annual Company-wide equity budget is established for the granting of stock options and RSU awards. This budget is based on focal and new hire guidelines approved by the Committee, and the projected needs of the Company during the next fiscal year for our annual focal process, new hires, promotions, patent awards, annual Board of Directors’ awards, and other types of grants.

     The majority of the equity budget is used during our annual focal process, in which equity grants are made each May based on employee performance, impact on the organization during the previous fiscal year, and an assessment of the expected value of future contributions. Equity awards for newly hired employees are granted on the 15th day of the month (or on the next business day thereafter if the 15th falls on a Saturday or Sunday) following the completion of the month in which they begin employment. Equity awards for promotions are made in conjunction with the annual focal process. Equity awards in recognition of patent filings and awards are granted quarterly. Other awards (i.e., for special recognition) may occur at other times during the fiscal year as appropriate. The exercise price is set at the time the option is granted, which may not be less than 100% of the fair market value of the shares of common stock subject to such option on the date the option is granted.

     The Committee periodically reviews the run rate for equity, compared to our peer group and broader industry practices when reviewing recommendations for the annual stock pool to be distributed to employees. Run rate is defined by total shares granted divided by total shares outstanding.

Retirement and Other Benefits

     Signing Bonus. In fiscal 2011, the Company provided Mr. Naghavi a one-time signing bonus of $30,000. The amount of the signing bonus was determined by the CEO and the Committee, in consultation with Radford, based on arms length negotiations with Mr. Naghavi in connection with his offer of employment.

     Section 401(k) Plan. The Company offers the NEOs the opportunity to participate in its Section 401(k) plan. NEOs participate under the same plan provisions as all other employees. Participating NEOs may contribute up to 75% of their eligible compensation as a pretax or Roth after-tax contribution to a maximum of $16,500 in calendar year 2011. Historically, key provisions of the plan included a Company match of $0.80 per $1.00 of the employee’s contributions up to 5% of base salary with maximum calendar year contributions from the Company capped at $5,000 per employee. This practice is viewed by the Company as consistent with industry norms and required to provide a total compensation plan that is competitive with other high technology and semiconductor companies. The Company’s contributions vest over four years and if an employee terminates his or her employment prior to four years, the Company’s contributions will be prorated according to the number of years worked. On March 29, 2009, the Company suspended its Section 401(k) match indefinitely as a cost-saving measure, in light of business conditions caused by the recent global economic downturn. In January 2010, the Company partially reinstated its Section 401(k) matching program, matching 25% of each dollar contributed on the first 5% of pay deferred to the plan by a participant. In August 2010, the Company increased its Section 401(k) matching program, matching 50% of each dollar contributed on the first 5% of pay deferred to the plan by a participant. The Company’s matching contribution may not exceed $5,000 annually per employee.

     Non-Qualified Deferred Compensation Plan. The Company maintains an unfunded Nonqualified Deferred Compensation Plan eligible to provide benefits to director level employees and above. Under this plan, participants can defer up to 100% of their regular salaries, bonuses or other compensation such as commissions or special awards. Participants can select from among 20 different investment options from which their earnings are measured. A participant is credited with the return of the underlying investment option and there is currently no matching of contributions by the Company. Participants may invest in any one or more of the following investment alternatives and may change their investment selections at any time: Vanguard Mid Cap Index Inv , Dreyfus Small Cap Stock Index, 1st Eagle Overseas, Royce Micro-cap Inv, Vanguard Windsor II Inv, VIP Freedom 2011, VIP Freedom 2015, VIP Freedom 2020, VIP Freedom 2025, VIP Freedom 2030, VIP II Contrafund, VIP II Index 500, VIP III Mid Cap, VIP International Capital Appreciation, VIP Real Estate, Pimco Real Return BD, Pimco Total Return, VIP Freedom Income, VIP High Income, or Fidelity Retirement Money Market. Participant balances are always 100% vested. Additionally, the Company has set aside assets in a separate trust designed to meet the obligations under the plan. The trust assets are invested in a manner that is intended to offset the investment performance of the funds selected by the participants. The deferral accounts are distributed following a participant’s termination of employment with the Company, unless the participant has elected an in-service withdrawal (scheduled or hardship withdrawal). Generally, distributions are made in a lump sum payment; however, in the event of a distribution due to retirement, participant may elect a single lump sum distribution or annual installment distributions paid over two to 15 years. The Committee believes this plan helps the Company maintain a competitive advantage in that it is an important vehicle that allows plan participants to reach their retirement objectives over the long term. Dr. Tewksbury and Messrs. Crowley, Izadinia, and Naghavi did not participate in the Nonqualified Deferred Compensation Plan in fiscal 2011. Mr. Zust participated in the Plan in previous fiscal years, but did not defer any amount of salary or bonuses during fiscal 2011.

     Employee Stock Purchase Plan. The Company maintains an Employee Stock Purchase Plan that was approved by stockholders at the Company’s 2009 Annual Meeting. NEOs participate under the same plan provisions as all other eligible employees. Under the plan, eligible employees can purchase Company stock on the last day of each designated three-month purchase period. The per share purchase price is the lesser of 85% of the fair market value of the stock on the first day of the three-month purchase period or 85% of the fair market value of the stock on the last day of the three-month purchase period. The maximum number of shares of stock which may be purchased is 2,500 shares per purchase period. During fiscal 2011, Messrs. Crowley, Naghavi, and Zust participated in the Employee Stock Purchase Plan. Messrs. Hunter, Izadinia, Lee and Tewksbury did not participate in the Employee Stock Purchase Plan at any time during fiscal 2011.

     Other Benefits. The NEOs are eligible to participate in all other benefits programs offered by the Company to its employees generally, on the same terms as all other employees. These programs include, but are not limited to, group medical, group dental, basic life insurance, supplemental life insurance, long-term disability insurance, relocation expense reimbursement, and other such benefits programs.

Change of Control Agreements

    The Board recognizes that from time to time it is possible that another entity may consider acquiring the Company or a change in control might otherwise occur, with or without the approval of the Board. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the CEO and each NEO, notwithstanding the possibility, threat, or occurrence of a change of control. Therefore, the Company has entered into a Change of Control Agreement with the CEO and each of the other NEOs. See the discussion below under “Executive Compensation - Severance and Change of Control Benefits.”

Deductibility of Executive Compensation

    Section 162(m) of the Code (“Section 162(m)”) generally provides that publicly held corporations may not deduct in any taxable year certain compensation in excess of $1 million paid to certain executive officers. The Company believes that its stock option related compensation may generally satisfy the requirements for deductibility under Section 162(m). However, the Committee considers one of its primary responsibilities to provide a compensation program that will attract, retain, and reward executive talent necessary to maximize stockholder returns. Accordingly, the Committee believes that the Company’s interests are best served in some circumstances to provide compensation (such as salary, prerequisites, restricted stock and restricted stock unit awards) which might be subject to the tax deductibility limitation of Section 162(m).

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

    During fiscal 2011, the members of the Committee were all non-employee directors of the Company and have not at any time been officers or employees of the Company. No interlocking relationship exists between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during fiscal 2011.

EXECUTIVE COMPENSATION

    The following table discloses the compensation information for the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal 2011 and two other individuals for whom disclosure would have been provided but for the fact that neither individual was serving as an executive officer at the end of the last fiscal year (together, the “Named Executive Officers” or “NEOs”). This information includes the dollar value of base salaries, stock option and restricted stock unit awards, bonus payments, and certain other compensation, if any, whether paid or deferred. The Company did not grant stock appreciation rights and has no long-term compensation benefits other than stock options and restricted stock units.

Summary Compensation Table for Fiscal 2011

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)	(e)(2)	(f)(3)	(g)(4)	(h)	(i)(5)	(j)
Theodore L.	2011	582,708	--	431,250	644,620	329,871	--	5,845	1,994,294
Tewksbury, III	2010	500,011	--	126,250	624,723	--	--	138,616	1,389,600
President and	2009	480,780	--	462,500	1,701,394	104,498	--	335,072	3,084,244
Chief Executive
Officer
Richard D.	2011	358,655	--	143,750	214,874	167,230	--	5,785	890,294
Crowley, Jr.	2010	323,750	--	20,200	74,967	--	--	1,281	420,198
Vice President and	2009	127,500	50,000(6)	77,100	443,673	--	--	2,850	701,123
Chief Financial
Officer
Mansour Izadinia	2011	313,077	--	201,250	214,874	40,852	--	355,492	1,125,545
Senior Vice	2010	235,382	--	199,500	509,091	--	--	654	944,627
President, Chief
Technical
Officer(7)
Arman Naghavi	2011	308,670	--	143,750	161,155	114,781	--	4,294	732,650
Vice President and	2010	107,424	30,000(6)	120,000	396,134	--	--	411	653,969
General Manager,
Analog and Power
Division
Fred Zust	2011	308,670	--	143,750	322,310	126,802	--	5,459	906,991
Vice President and	2010	285,002	--	44,990	177,005	--	--	1,317	508,314
General Manager,	2009	262,734	--	106,740	377,793	45,121	--	5,666	798,054
Communications
Division
Mike Hunter	2011	310,594	--	86,250	161,155	111,817	--	4,850	674,666
Vice President,
Worldwide
Manufacturing
Jimmy J.M. Lee	2011	324,136	--	--	--	44,247	--	489, 353	857,736
Senior Vice	2010	325,000	--	26,856	104,121	--	--	3,985	459,962
President, China	2009	322,202	--	76,449	254,307	52,638	--	5,000	710,596
Business
Development (8)
____________________

(1)	The amounts reported represent total base salary paid for the covered fiscal year and are inclusive of any amounts deferred in the covered fiscal year under the Non-Qualified Deferred Compensation Plan.

(2)	Stock awards consist of restricted stock unit awards granted under the 2004 Equity Plan. The amounts reported represent the grant date fair value of restricted stock unit awards granted during the covered fiscal year calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the restricted stock unit awards, please refer to footnote 7 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2011, filed with the SEC on May 31, 2011. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the amount reported.

(3)	The amounts reported represent the grant date fair value of stock options granted during the covered fiscal year calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions and estimates used to calculate the value of the option awards, please refer to footnote 7 of the Consolidated Financial Statements included in our Annual Report on Form 10- K for the fiscal year ended April 3, 2011 filed with the SEC on May 31, 2011. The actual value, if any, that an NEO may realize from a stock option is contingent upon the satisfaction of the conditions to vesting in the option and upon the excess of the market price of the Company’s common stock over the exercise price, if any, on the date of exercise and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the amount reported.

(4)	The amounts reported represent total bonus payments earned under our Annual Incentive Plan for the covered fiscal year. See “Compensation Discussion and Analysis – Individual Elements of NEO Compensation – Performance Bonus” in this Proxy Statement for a more complete description of the amounts earned.

(5)	The amounts reported include the following: the Company’s matching contributions to the individual Section 401(k) accounts of the NEOs and relocation-related expenses of approximately $5,845 in fiscal 2011 for Dr. Tewksbury and severance payments of $350,002 and $487,500 to Messrs. Izadinia and Lee, respectively.

(6)	The amount reported represents a one-time signing bonus.

(7)	Mr. Izadinia’s employment with the Company terminated on January 7, 2011.

(8)	Mr. Lee’s employment with the Company terminated on January 28, 2011.

Grants of Plan-Based Awards for Fiscal 2011

    The following table shows all plan-based awards granted to the NEOs in fiscal 2011. The equity awards identified in the table below are also reported in the table “Outstanding Equity Awards at Fiscal Year End for 2011,” below. The amounts reported for the non-equity awards identified below are the threshold, target, and maximum amounts payable under the AIP that could have been earned in fiscal 2011. For additional information regarding plan-based awards to our NEOs, see “Compensation Discussion and Analysis,” above.

		Estimated Future Payouts Under			Estimated Future Payouts			All Other	All Other	Exercise	Closing	Grant Date
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Stock	Option	or Base	Market	Fair Value
		Awards(1)			Awards			Awards:	Awards:	Price of	Price on	of Stock
Name	Grant Date							Number of	Number of	Option	Date of	and Option
								Shares of	Securities	Awards	Grant	Awards
								Stock or	Underlying	($/Share)	($/Share)	($)
								Units	Options
								(#)	(#)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)

(a)	(b)	(c)(2)	(d)(3)	(e)(4)	(f)	(g)	(h)	(i)(5)	(j)(6)	(k)(7)	(l)	(m)(8)
Theodore L. Tewksbury		14,568	582,708	1,249,326	--	--	--
III, Ph.D.	5/17/2010								300,000	5.75	5.90	644,620
	5/17/2010							75,000			5.90	431,250
Richard D. Crowley, Jr.		6,276	251,059	538,270	--	--	--
	5/17/2010								100,000	5.75	5.90	214,874
	5/17/2010							25,000			5.90	143,750
Mansour Izadinia	5/17/2010	--	--	--	--	--	--		100,000	5.75	5.90	214,874
	5/17/2010							35,000			5.90	201,250
Arman Naghavi	5/17/2010	4,244	169,769	363,984	--	--	--		75,000	5.75	5.90	161,155
	5/17/2010							25,000			5.90	143,750
Fred Zust		4,244	169,769	363,984	--	--	--
	5/17/2010								150,000	5.75	5.90	322,310
	5/17/2010							25,000			5.90	143,750
Mike Hunter		5,047	201,886	432,844	--	--	--
	5/17/2010								75,000	5.75	5.90	161,155
	5/17/2010							15,000			5.90	86,250
Jimmy J M Lee		--	--	--	--	--	--
	5/17/2010								--	5.75	5.90	--
	5/17/2010							--			5.90	--
____________________

(1)	Amounts represent the annual incentive plan (AIP) award that is dependent on actual funding based on the corporate performance measure of non-GAAP Operating Profit, and the achievement of actual results against pre-established individual, group, and company goals. The actual payout amounts under the plan for fiscal year 2011 are included in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."

(2)	The amounts reported in the Threshold column represent the minimum payment level for the minimum performance level required under the AIP in order to receive any payment. At threshold operating profit performance only the individual component is funded at 25%; group and company components are not funded. If threshold operating profit performance is not achieved, no performance bonus payments are made, regardless of individual performance.

(3)	The amounts reported in the Target column represent the target payment level at 100% individual, company and, if applicable, group performance, and 100% funding based on the target achievement of non-GAAP Operating Profit.

(4)	The amounts reported in the Maximum column represent the maximum payment level at 125% individual, company and, if applicable, group performance, and 200% funding based on the maximum achievement of non-GAAP Operating Profit. As the AIP funding mechanism is designed to fund the Individual Component first, and the Group and Company Components second, the funding multiplier (Operating Profit Modifier as explained in the “Compensation Discussion and Analysis” under “Performance Bonus”) is dependent upon the company’s AIP eligible employee population. For purposes of disclosing the Maximum Payouts under this section, we assumed the same employee population as in fiscal 2011 which would result in an Operating Profit Modifier of 189.4% at maximum funding levels.

(5)	The amounts reported are for RSUs awards granted under the Company’s 2004 Equity Plan. 25% of each RSU award vests annually on the anniversary of the grant date until fully vested at the end of four years.

(6)	The amounts reported are for stock options granted under the Company’s 1994 Stock Option Plan. Each stock option expires seven years from the date of grant. Each stock option vests 25% on the first anniversary of the grant date, or in the case of new-hire grants, on the anniversary of the hire date, and monthly thereafter over the remaining three years until fully vested at the end of four years.

(7)	For purposes of determining the exercise price of the stock options granted under the Company’s stock option plans, the fair market value on the date of grant is defined as the closing market price of the Company’s common stock reported by the Nasdaq Stock Market on the trading day immediately preceding the date of grant.

(8)	These amounts reported represent the grant date fair value of the equity awards computed in accordance with ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including related assumptions and estimates, please refer to footnote 7 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2011, filed with the SEC on May 31, 2011.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table:

    See “Compensation Discussion and Analysis” in this Proxy Statement for a more complete description of the amounts earned or awards granted, as well as an explanation of the amount of salary and bonus in proportion to the total compensation for each NEO.

Outstanding Equity Awards at Fiscal 2011 Year-End

		OPTION AWARDS					STOCK AWARDS
										Equity
									Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
				Plan Awards:				Market	Number of	Payout Value
		Number of	Number of	Number of			Numbers of	Value of	Unearned	of Unearned
		Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
		Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Grant Date or	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Vesting	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Commence-	Exercisable	Unexercisable	Options (#)	Price	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
(a)	ment Date	(c)	(d)(1)	(e)	(f)	(g)	(h)(2)	(i)(3)	(j)	(k)
	(b)(1)
Theodore L. Tewksbury	4/15/2008	375,000	125,000		9.25	4/15/2015
	5/15/2009	137,500	162,500		5.05	5/15/2016
	5/17/2010	0	300,000		5.75	5/17/2017
	4/15/2008						25,000	183,500
	5/15/2009						18,750	137,625
	5/17/2010						75,000	550,500

Richard D. Crowley, Jr.	11/17/2008	120,833	79,167		5.14	11/17/2015
	5/15/2009	16,500	19,500		5.05	5/15/2016
	5/17/2010	0	100,000		5.75	5/17/2017
	11/17/2008						7,500	55,050
	5/15/2009						3,000	22,020
	5/17/2010						25,000	183,500

Mansour Izadinia	8/17/2009	0	0		6.65	8/17/2016
	8/17/2009						0	0

Arman Naghavi	11/16/2009	60,208	109,792		6.00	11/16/2016
	5/17/2010	0	75,000		5.75	5/17/2017
	11/16/2009						15,000	110,100
	5/17/2010						25,000	183,500

Fred Zust	9/19/2005	389,985	0		11.23(4)	9/19/2012
	5/15/2006	45,000	0		14.80	5/15/2013
	5/15/2007	32,583	1,417		14.99	5/15/2014
	5/15/2008	25,500	10,500		12.51	5/15/2015
	8/15/2008	33,333	16,667		11.34	8/15/2015
	5/15/2009	28,958	46,042		5.05	5/15/2016
	5/17/2010	0	150,000		5.75	5/17/2017
	5/15/2007						1,111	8,155
	5/15/2008						2,000	14,680
	8/15/2008						2,500	18,350
	5/15/2009						6,682	49,046
	5/17/2010						25,000	183,500

Mike Hunter	5/17/2004	36,000	0		12.48	5/15/2011
	11/15/2004	36,000	0		11.95	5/15/2011
	5/16/2005	30,000	0		11.69	5/16/2012
	11/15/2005	30,000	0		11.52	11/15/2012
	5/15/2006	60,000	0		14.80	5/15/2013
	5/15/2007	43,125	1,875		14.99	5/15/2014
	5/15/2008	31,875	13,125		12.51	5/15/2015
	5/15/2009	27,958	33,042		5.05	5/15/2016
	5/17/2010	0	75,000		5.75	5/17/2017
	5/15/2007						1,250	9,175
	5/15/2008						2,500	18,350
	5/15/2009						4,821	35,386
	5/17/2010						15,000	110,100

Jimmy J.M. Lee	5/17/2004	35,000	0		12.48	5/15/2011
	11/15/2004	35,000	0		11.95	5/15/2011
	2/15/2005	395	0		12.66	2/15/2012
	5/16/2005	32,000	0		11.69	5/16/2012
	10/17/2005	15,000	0		9.95	10/17/2012

		OPTION AWARDS					STOCK AWARDS
										Equity
									Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
				Plan Awards:				Market	Number of	Payout Value
		Number of	Number of	Number of			Numbers of	Value of	Unearned	of Unearned
		Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
		Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Grant Date or	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Vesting	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Commence-	Exercisable	Unexercisable	Options (#)	Price	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
(a)	ment Date	(c)	(d)(1)	(e)	(f)	(g)	(h)(2)	(i)(3)	(j)	(k)
	(b)(1)
	11/15/2005	32,000	0		11.52	11/15/2012
	2/15/2006	75,000	0		14.77	2/15/2013
	4/17/2006	15,000	0		15.80	4/17/2013
	5/15/2006	80,000	0		14.80	5/15/2013
	5/15/2007	50,416	0		14.99	5/15/2014
	5/15/2008	36,666	0		12.51	5/15/2015
	5/15/2009	20,833	0		5.05	5/15/2016
	5/15/2007						0	0
	5/15/2008						0	0
	5/15/2009						0	0
____________________

(1)	Each stock option vests and becomes exercisable with respect to 25% of the shares of the Company’s common stock subject thereto on the first anniversary of the date of grant, or the first anniversary of the date of hire or promotion, as applicable, and with respect to the remaining shares subject thereto, on each monthly anniversary thereafter over the following thirty-six months such that the option is fully vested and exercisable on the fourth anniversary, subject to continued service to the Company through each vesting date.

(2)	Each restricted stock unit award vests with respect to 25% of the shares of the Company’s common stock subject thereto on each anniversary of the date of grant, such that the award is fully vested on the fourth anniversary of the date of grant, subject to continued service to the Company through each vesting date. Dr. Tewksbury’s stock award grant on April 15, 2008 vests with respect to 25% of the shares of the Company’s common stock subject thereto on the fifteenth day of the thirteenth month following the date of grant, such that the grant is fully vested on the fourth anniversary of such date, subject to continued service to the Company through each vesting date.

(3)	The dollar amounts shown in column (i) are determined by multiplying (x) the number of shares or units reported in column (h) by (y) $7.34 (the closing price of the Company’s common stock on April 1, 2011, the last trading day of fiscal 2011).

(4)	Stock options with an exercise price of $11.23 were granted in connection with the Company’s acquisition of ICS in September 2005.

Nonqualified Deferred Compensation for Fiscal 2011

    The Company maintains a Non-Qualified Deferred Compensation Plan that allows director-level employees and above to defer up to 100% of their regular salaries, bonuses or other compensation. The following table shows certain information for the NEOs under the Non-Qualified Deferred Compensation Plan. For a summary of the Non-Qualified Deferred Compensation Plan, please see the section on “Retirement and Other Benefits” in this CD&A.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last Fiscal	in Last Fiscal	in Last Fiscal	Withdrawals/	at Last
	Year	Year	Year	Distributions	Fiscal Year End
Name	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)	(d)(2)	(e)	(f)
Theodore L. Tewksbury, III	--	--	--	--	--

Richard D. Crowley, Jr.	--	--	--	--	--

Mansour Izadinia	--	--	--	--	--

Arman Naghavi	--	--	--	--	--

Fred Zust	--	--	--	--	--

Mike Hunter	--	--	2,025	--	795,380

Jimmy J.M. Lee	279,544	--	139,730	263,284	2,141,990 (3)

____________________

(1)	The amounts reported represent amounts deferred in fiscal 2011 into the Company’s Non-Qualified Deferred Compensation Plan and are reported in column (c) in the Summary Compensation Table.

(2)	The amounts reported represent the unrealized gain or loss at the end of the fiscal year based on the individual NEO’s Non- Qualified Deferred Compensation Plan elections and are reported in column (h) in the Summary Compensation Table.

(3)	Of the amount reported, $288,095 was previously reported as compensation to Mr. Lee in the Summary Compensation Table for fiscal 2009.

Option Exercises and Stock Vested for Fiscal 2011

     The following table shows all stock options exercised and stock awards that vested and the value realized upon exercise or vesting for each of the NEOs during fiscal 2011.

	Option Awards		Stock Awards
	Number of	Value Realized	Number of Shares	Value Realized
	Shares	on Exercise	Acquired on	on Vesting
Name	Acquired on	($)	Vesting (#)	($)
	Exercise (#)
(a)	(b)	(c)	(d)	(e)
Theodore L. Tewksbury, III	--	--	18,750	107,813
Richard D. Crowley, Jr.	--	--	4,750	28,775
Mansour Izadinia	75,000	96,750	7,500	39,750
Arman Naghavi	--	--	5,000	30,700
Fred Zust	10,000	25,365	5,588	31,569
Mike Hunter	--	--	4,106	23,610
Jimmy J.M. Lee	--	--	4,385	25,214

SEVERANCE AND CHANGE OF CONTROL BENEFITS

     The Company has entered into Change of Control Agreements with each NEO. The agreements are coterminous with the NEO’s employment with the Company. In the event of an involuntary termination of employment of any of the NEOs, which includes a termination by the Company without cause or a voluntary termination by the employee under certain circumstances, within two years after a change of control of the Company, generally the agreements provide for a lump sum severance payment equal to twelve months of base salary, plus a bonus payment equal to the executive’s annual “target bonus,” as well as a prorated bonus payment for the fiscal year in which the termination of employment occurs based on, and to be paid generally in accordance with, the terms of the Company’s Annual Incentive Plan, continued health benefits for the same period, and outplacement services with the total value not to exceed $15,000. The agreements also provide that the vesting of outstanding stock options and restricted stock awards will accelerate by two years upon a change of control of the Company. The agreements further generally provide that benefits may be limited to a lesser amount so that no portion of the benefits is subject to the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Code, if such limitation results in the receipt by the NEO, on an after-tax basis, of a greater amount of benefits than without such limitation. For the purpose of these agreements, a “change of control” means the occurrence of (i) any person or entity becoming the beneficial owner of fifty percent or more of the voting power of the Company’s outstanding securities, (ii) a merger or consolidation of the Company other a merger or consolidation in which the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least fifty percent of the total voting power of the Company or such surviving entity immediately after the transaction, (iii) the entering into of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets or the approval by the Company’s shareholders of a plan of complete liquidation of the Company in connection with such an agreement or (iv) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are “incumbent directors” (as defined in the Change of Control Agreements). A termination by the Company without cause is any termination by the Company other than due to gross negligence or willful misconduct in the performance of the NEO’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial or material damage to the Company and its subsidiaries, repeated unexplained and unjustified absence from the Company, a material and willful violation of federal or state law, commission of any act of fraud with respect to the Company, or conviction of a felony or crime involving moral turptitude causing material harm to the standing and reputation of the Company. Voluntary termination of employment by an NEO constitutes an involuntary termination if it follows a material reduction or change in job duties, responsibilities and requirements inconsistent with the NEO’s position with the Company and the NEO’s duties, responsibilities and requirements as in effect immediately prior to the change of control, any reduction of the NEO’s base compensation or target bonus or the NEO’s refusal to relocate to a facility or location more than 50 miles from the Company’s current location.

     In June 2011, the Company entered into revised Change of Control Agreements with each NEO other than Mr. Izadinia and Mr. Lee, each of whose employment with the Company terminated in January 2011. Under the revised Change of Control Agreements, in the event of an involuntary termination of employment of any of the NEOs, which includes a termination by the Company without cause or a voluntary termination by the employee under certain circumstances, within two years after a change of control of the Company, the agreements provide generally for a lump sum severance payment of twelve months of base salary (twenty-four months in the case of the CEO), plus a bonus payment equal to the NEO’s annual “target bonus” (two times the annual target bonus in the case of the CEO), as well as a prorated bonus payment for the fiscal year in which the NEO’s termination of employment occurs based on, and to be paid generally in accordance with, the terms of the Company’s Annual Incentive Plan, continued health benefits for the same period, and outplacement services with the total value not to exceed $15,000. The revised agreements also provide that, in the event of an involuntary termination of employment of any of the NEOs within two years after a change of control of the Company, the vesting of all outstanding stock options and restricted stock awards will become fully accelerated effective upon the date a release of claims executed by the terminated NEO is no longer revocable. All other terms in the revised Change of Control Agreements are substantially similar to the terms of the prior agreements.

     The Company has entered into an Employment Offer Letter with Mr. Naghavi. As amended, the Employment Offer Letter provides that in the event Mr. Naghavi’s employment is terminated by the Company without cause, and contingent upon his execution of the Company’s standard release agreement, Mr. Naghavi will be entitled to receive a lump-sum severance payment from the Company in an amount equivalent to twelve (12) months of Mr. Naghavi’s then-current base salary. For purposes of the Employment Offer Letter, as amended, “cause” is as defined in the prior Change of Control Agreements described above.

     In connection with Mr. Izadinia’s termination on January 7, 2011, the Company and Mr. Izadinia entered into a Separation Agreement and Release dated January 10, 2011. Pursuant to the Separation Agreement and Release, the Company paid Mr. Izadinia a lump sum cash payment in an amount equal to 12 months of his salary less any applicable taxes. In addition, the Separation Agreement and Release provides for 12 months of continued health coverage (medical, dental and vision). The Separation Agreement and Release also provides that Mr. Izadinia shall have 12 months to exercise his vested stock options as of his termination date. The Separation Agreement and Release includes certain nondisclosure, non-solicitation and non-disparagement obligations of Mr. Izadinia, as well as certain confidentiality and non-disparagement obligations of the Company, and a release by each party of all claims against the other party.

     Change of Control Benefits

     The following table sets forth the estimated payments and benefits that would have accrued to each of the NEOs who were employed with the Company on April 3, 2011 had a change of control of the Company occurred on April 3, 2011. Amounts below reflect the value of two years of accelerated vesting of options and restricted stock units pursuant to the Change of Control Agreements entered into with each NEO in effect as of the end of fiscal 2011.

	Accelerated	Accelerated
	Vesting of	Vesting of RSUs
Name	Options (1)	(2)	Total
Theodore L. Tewksbury, III	681,375	550,500	1,231,875
Richard D. Crowley, Jr.	328,012	161,480	489,492
Arman Naghavi	198,369	165,150	363,519
Fred Zust	266,263	165,627	431,890
Mike Hunter	154,314	106,166	260,480
____________________
(1)	The value of the accelerated vesting of stock options is calculated based on the aggregate positive difference, if any, between the exercise price of each option for which vesting would be accelerated and $7.34, the closing market price of the common stock of the Company on April 1, 2011, the last trading day prior to the end of fiscal 2011.

(2)	The value of the accelerated vesting of RSU awards is calculated by multiplying the number of shares of the Company’s common stock subject to outstanding RSUs for which vesting is accelerated times $7.34, the closing market price of the common stock of the Company on April 1, 2011, the last trading day prior to the end of fiscal 2011.

     Severance Benefits—Termination Following a Change of Control

     Under the individual Change of Control Agreements with the NEOs in effect as of the end of fiscal 2011 and referenced above, each NEO who was employed by the Company on April 3, 2011 would be entitled to the following estimated payments and benefits if the employment of the NEO had been terminated by the Company without cause on April 3, 2011 assuming such date was within two years following a change of control of the Company. The reported amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to each NEO, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur.

Estimated Current Value of Termination Benefits
If Named Executive Officer was Terminated Without Cause on April 3, 2011
and Within Two Years Following a Change of Control

			Early
		Early	Vesting of
	Severance	Vesting	Restricted	Heath
	Amount	of Stock	Stock	Insurance	Outplacement
Name	Cash	Options	Units	Benefits	Services	Other	Total
	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)
Theodore L. Tewksbury, III	575,000	681,375	550,500	28,000	15,000	66,348	1,916,223
Richard D. Crowley, Jr.	350,000	328,012	161,480	28,000	15,000	29,927	912,419
Arman Naghavi	300,000	198,369	165,150	28,000	15,000	22,191	728,710
Fred Zust	300,000	266,263	165,627	28,000	15,000	14,297	789,187
Mike Hunter	300,000	154,314	106,166	28,000	15,000	20,545	624,025
____________________
(1)	Represents a payment equivalent to twelve months of base salary.

(2)	The value of unvested and accelerated stock options is the difference between the exercise price of the option and $7.34 per share, the last reported sales price of our common stock on April 1, 2011, the last trading day of fiscal 2011.

(3)	The value of unvested and accelerated restricted stock units is $7.34 per share, the last reported sales price of our common stock on April 1, 2011, the last trading day of fiscal 2011.

(4)	Represents the approximate value of one year of health insurance benefits.

(5)	Represents the cash equivalent of any earned but unused vacation balances as of April 3, 2011.

     Severance Benefits – Termination Other Than in the Event of a Change of Control

     The table below represents the severance payments and benefits available to each NEO in the event of termination of employment other than in the event of a change of control of the Company. Mr. Izadinia received a cash payment of $350,002, equivalent to twelve months of base salary, upon his termination on January 7, 2011, in accordance with a term in his Separation Agreement and Release dated January 10, 2011. Mr. Lee received a cash payment of $487,500, equivalent to eighteen months of base salary, upon his termination of employment on January 28, 2011. Except as otherwise indicated below, other amounts disclosed in the table below are estimates only and do not necessarily reflect the actual amounts that would be payable to each of the NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a termination were to occur. Estimated amounts are calculated assuming a termination date of April 3, 2011. In addition, all Company employees, including each NEO, are eligible for benefits from group term life insurance policies, payable upon death, equivalent to two times the employee’s annual base salary.

Actual Termination Benefits and Estimated Current Value of Termination Benefits
If Named Executive Officer was Terminated on April 3, 2011
Other Than in the Event of a Change of Control

			Early	Early
		Severance	Vesting of	Vesting of
		Amount	Restricted	Stock
Name	Fiscal	Cash	Stock Units	Options	Other(1)	Total
	Year	($)	($)	($)	($)	($)
Theodore L. Tewksbury, III	2011	—	—	—	66,348	66,348
Richard D. Crowley, Jr.	2011	—	—	—	29,927	29,927
Mansour Izadinia	2011	350,002	—	—	25,577	375,579
Arman Naghavi	2011	300,000	—	—	22,191	322,191
Fred Zust	2011	—	—	—	14,297	14,297
Mike Hunter	2011	—	—	—	20,545	20,545
Jimmy J.M. Lee	2011	487,500	—	—	36,636	524,136
____________________
(1)	Represents the cash equivalent of any earned but unused vacation balances as of April 3, 2011, and actual payments upon termination of earned but unused vacation balances for Mr. Izadinia and Mr. Lee.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth information as of April 3, 2011, for all of the Company’s equity compensation plans, including the 2009 Employee Stock Purchase Plan, 1994 Stock Option Plan, 1997 Stock Option Plan and 2004 Equity Plan:

Equity Compensation Plan Information

	Number of		Number of Securities Remaining
	Securities to be Issued upon	Weighted Average	Available for Future Issuance
	Exercise of Outstanding	Exercise Price of	under Equity Compensation
	Options, Warrants	Outstanding Options,	Plans Excluding Securities
Plan Category	and Rights (#)	Warrants and Rights ($)	Reflected in Column (a) (#)
	(a)	(b)	(c)
Equity compensation plans
approved by security	18,644,246 (2)	$8.08	20,903,465 (3)(7)
holders(1)
Equity compensation plans
not approved by security
holders (4)(5)(6)	1,138,430	13.05	0
Total	19,782,676 (7)	$ 8.41 (7)	20,903,465
____________________

(1)	Includes the Company’s 2009 Employee Stock Purchase Plan, 1994 Stock Option Plan, and 2004 Equity Plan.

(2)	Represents 16,301,892 shares that may be issued upon exercise of outstanding options and 2,342,354 shares that may be issued upon vesting of restricted stock units.

(3)	Includes 5,255,388 shares remaining available for future issuance under the Company’s 2009 Employee Stock Purchase Plan and 15,648,077 shares remaining available under the 2004 Equity Plan. The 1994 Stock Option Plan expired July 26, 2010 and no shares remain available for issuance under this plan.

(4)	Consists of shares issuable under our 1997 Stock Option Plan, which has not been approved by our stockholders. See the description below of the 1997 Stock Option Plan. The 1997 Stock Option Plan was amended to expressly require stockholder approval to amend any outstanding option to reduce its exercise price or cancel and re-grant options with a lower exercise price. The 1997 Stock Option Plan expired in October 2007.

(5)	In connection with the Company’s acquisition of Newave Semiconductor Corporation (“Newave”) in April 2001, the Company assumed options held by former employees and consultants of Newave under the Newave 1997 Stock Option Plan and the Amended and Restated Newave Shanghai Stock Option Plan exercisable for approximately 470,000 shares of Company common stock (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, there were no options to purchase shares of Company common stock outstanding as of April 3, 2011. No further awards will be made under these plans. Statistics regarding the assumed options are not included in the above table.

(6)	In connection with the Company’s acquisition of Tundra Semiconductor Corporation in June 2009, the Company assumed options held by former employees and consultants of Tundra under the Tundra 1995 Stock Option Plan, and the Tundra 2005 Stock Option Plan, as amended, exercisable for a total of 671,298 shares (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, options to purchase 282,440 shares of Company common stock were outstanding as of April 3, 2011. These remaining outstanding options have a weighted average exercise price of $11.68 per share. No further awards will be made under these plans. Statistics regarding the assumed options are not included in the above table.

(7)	As of July 3, 2011, 11,664,066 shares were available for grant under the 2004 Equity Plan and 4,764,158 shares were available for grant under the 2009 Employee Stock Purchase Plan. Further, options outstanding as of this date were 19,194,189, the weighted average exercise price was $8.31, and the weighted average term to expiration was 4.04 years and RSUs outstanding as of this date were 2,577,047 with a weighted average remaining contractual term of 1.86 years.

     Description of the 1997 Stock Option Plan

     In October 1997, the Board of Directors of the Company adopted the 1997 Stock Option Plan (the “1997 Plan”). The 1997 Plan is administered, subject to its terms, by the Compensation Committee, whose members are designated by the Board of Directors. The 1997 Plan provides for the grant of non-qualified stock options (“NQSOs”) to employees, consultants, independent contractors and advisors of the Company and its affiliates. Officers and members of the Board of Directors who are subject to Section 16 of the Exchange Act are not eligible to participate in the 1997 Plan.

     The purchase price of the common stock issuable pursuant to options granted under the 1997 Plan may not be less than 100% of the fair market value of the common stock on the date the option is granted. The fair market value on the date of grant is defined as the closing price of the common stock as reported by the Nasdaq Stock Market on the trading day immediately preceding the date of grant. If any option is forfeited or terminates for any reason before being exercised, then the shares of common stock subject to such option shall again become available for future awards under the 1997 Plan. Options granted under the 1997 Plan generally have seven-year terms and vest 25% within the first year and the remaining shares vest monthly over three years such that the options are fully vested four years from the date of grant. Options granted under the 1997 Plan are also subject to accelerated vesting in the event of certain corporate transactions. The above summary is qualified in its entirety by reference to the full text of the 1997 Plan. The 1997 Plan expired in October 2007. The Company may no longer grant awards under the 1997 Plan.

CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings which they are or may be made a party by reason of their position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Bylaws of the Company.

     Pursuant to our restated certificate of incorporation and Bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with any proceeding arising by reason of the fact that such person is or was a director or officer of the Company. A “director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Our restated certificate of incorporation and Bylaws also require that we advance expenses, including attorneys’ fees, incurred by any such director or officer in advance of the final disposition of any such proceeding to which such person is entitled to indemnification, to the extent permitted and subject to any requirements imposed by the Delaware General Corporation Law.

     At present, there is no pending litigation or proceeding involving any of our directors, officers, or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

     The Audit Committee, under its charter, has the responsibility of reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K. The Chief Financial Officer or Controller brings potential related party transactions to the attention of the Company’s Disclosure Committee. The Disclosure Committee discusses any related party transactions, which are then brought to the attention of the Audit Committee at quarterly Audit Committee meetings, or more frequently, as required. The Audit Committee then determines whether the related party transaction is approved or denied. Such discussion and disposition is evidenced in the minutes from the Disclosure Committee and the Audit Committee. There were no related party transactions as defined under Item 404 of Regulation S-K during fiscal year ended April 3, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act, requires the Company’s directors and officers, and persons who own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis. Based solely on the Company’s review of the copies of such forms furnished to it and written representations from the executive officers and directors, the Company believes that during fiscal 2011 all Section 16(a) filing requirements were timely met, except for the following late reports filed since the beginning of the fiscal year ended April 3, 2011. Mr. Park filed one late report covering a restricted stock unit grant of 281 shares (Form 4). Ms. Steven-Waiss filed one late report covering a stock option grant of 20,000 shares and a restricted stock unit grant of 10,000 shares (Form 4).

The following Audit Committee Report and Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

AUDIT COMMITTEE REPORT

     During fiscal 2011, the Audit Committee was comprised of four independent, non-employee directors, Messrs. Padval, Parnell and Schrock and Dr. Smith. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at http://ir.idt.com/governance.cfm.

     The Audit Committee oversees the Company’s financial reporting processes on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm (or “auditor”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the audit of the Company’s internal control over financial reporting, and issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes.

     In this context, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended April 3, 2011 contained in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2011. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standard No.61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2011, for filing with the Securities and Exchange Commission.

Audit Committee
Gordon Parnell
Umesh Padval
Donald Schrock
Ron Smith, Ph.D.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Ron Smith
Lewis Eggebrecht
Umesh Padval
John Schofield

CERTAIN MATTERS RELATING TO HOUSEHOLDING OF PROXY MATERIALS
AND ANNUAL REPORTS

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are Company stockholders will be householding the Company’s proxy materials. A single copy of the proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. The Company will promptly deliver copies of the proxy statement and annual report to any stockholder who contacts the Company’s investor relations department at (408) 284-8200 or by mail addressed to Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, requesting such copies. If you are holding a physical stock certificate, direct your written request to Computershare, P.O. Box 43010, Providence, RI 02940-3010, (816) 843-4299. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker or Computershare.

ANNUAL REPORT ON FORM 10-K; AVAILABLE INFORMATION

     The Company has filed with the SEC an Annual Report on Form 10-K for the fiscal year ended April 3, 2011 on May 31, 2011 and Amendment No. 1 to the Annual Report on Form 10-K/A on June 7, 2011. Each stockholder receiving this Proxy Statement is also provided with a copy of the Annual Report on Form 10-K (without exhibits) and Amendment No. 1 on Form 10-K/A (without exhibits) in an Annual Report Wrap. Additional copies of the Company’s Annual Report on Form 10-K (without exhibits) and Amendment No. 1 on Form 10-K/A (without exhibits) with the Annual Report Wrap are available upon written request. Copies of exhibits to the Company’s Annual Report on Form 10-K and Amendment No. 1 on Form 10-K/A are available upon written request and reimbursement of the reasonable costs to provide these documents. Please address requests for these documents to: Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138. All documents filed electronically with the SEC (including exhibits) may also be accessed without charge through the Company’s investor relations website at: www.idt.com.

OTHER MATTERS

     The Company knows of no other matters that will be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

J. Vincent Tortolano
Secretary

Dated: July 27, 2011
San Jose, California

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 15, 2011.

Vote by Internet Log on to the Internet and go to www.envisionreports.com/IDTI Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Vote by telephone
  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
  Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and 1YR on
Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - John Schofield	☐	☐	02 - Lew Eggebrecht	☐	☐	03 - Umesh Padval	☐	☐

	04 - Gordon Parnell	☐	☐	05 - Donald Schrock	☐	☐	06 - Ron Smith, Ph.D.	☐	☐

	07 - Theodore L. Tewksbury III, Ph.D.	☐	☐

		For	Against	Abstain
2.
To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”).
		☐	☐	☐
		For	Against	Abstain
4.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending April 1, 2012.	☐	☐	☐

		1 Yr	2 Yrs	3 Yrs	Abstain
3.	To approve, on a non-binding, advisory basis, whether a Say-on-Pay vote should occur every one (1) year, every two (2) years or every three (3) years.	☐	☐	☐	☐

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — INTEGRATED DEVICE TECHNOLOGY, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 15, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints Theodore L. Tewksbury III and J. Vincent Tortolano, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Integrated Device Technology, Inc. (the “Company”) to be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138 on September 15, 2011, at 11:00 a.m., local time, or at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

The Board of Directors recommends a vote FOR the nominees for election named in Proposal 1, FOR Proposals 2 and 4 and 1YR on Proposal 3. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY’S NOMINEES FOR ELECTION, FOR PROPOSALS 2 AND 4 AND 1YR ON PROPOSAL 3.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

C	Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.